Exhibit 10.2

EXECUTION VERSION

Date:	February 15, 2024
To:	FSSL FINANCE BNPP TRS LLC
201 Rouse Boulevard, Philadelphia, PA 19112
Attention: Michael Mannix
Phone:	(215) 220-4953
Email:	InvestmentOps@fsinvestments.com; Liquid_Credit_Ops@fsinvestments.com

From:	BNP PARIBAS
787 Seventh Avenue
New York, NY 10019
Attention: Vincent Vernet
Phone:	212-471-6888
Email:	vincent.vernet@us.bnpparibas.com

MASTER CONFIRMATION FOR

LOAN TOTAL RETURN SWAP TRANSACTIONS

Ladies and Gentlemen:

The purpose of this Master Confirmation for Loan Total Return Swap Transactions (this "Master Confirmation") is to set forth the terms and conditions of the total return swap transactions entered into from time to time between BNP PARIBAS ("BNPP") and FSSL FINANCE BNPP TRS LLC, a limited liability company formed under the laws of Delaware ("Counterparty") (each, a "Transaction" and, collectively, the "Transactions"). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The parties agree that the confirmation applicable to any Transaction, which shall constitute a "Confirmation" for the purposes of, and will supplement, form a part of, and be subject to, the Master Agreement, shall consist of this Master Confirmation and the trade details and specific terms applicable to such Transaction set forth in Annex I.

The definitions and provisions contained in the 2021 ISDA Interest Rate Derivatives Definitions (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA"), are incorporated into this Master Confirmation. In the event of any inconsistency between the Definitions and this Master Confirmation, this Master Confirmation will govern. Capitalized terms used but not defined in this Master Confirmation have the meanings assigned to them in Appendix A. Capitalized terms used but not defined in this Master Confirmation or in Appendix A have the meanings assigned to them in the Agreement or the Definitions, as applicable.

1.            Master Agreement

This Master Confirmation supplements, forms a part of and is subject to, the ISDA Master Agreement, dated as of February 15, 2024 (as amended, supplemented and otherwise modified and in effect from time to time, the "Master Agreement"), together with the schedule and any credit support annex (the "Credit Support Annex") thereto, between BNPP and Counterparty. All provisions contained in the Master Agreement govern this Master Confirmation except as expressly modified below. In the event of any inconsistency between this Master Confirmation and the Master Agreement, this Master Confirmation will govern for the purpose of the relevant Transaction.

2.            Transaction Details

Each Transaction shall be governed by the terms and conditions set forth below, as supplemented by the trade details and specific terms of such Transaction set forth in Annex I. As soon as reasonably practicable after the Trade Date of each new Transaction entered into under this Master Confirmation (but in no event later than two (2) Business Days following the applicable Trade Date), BNPP shall deliver Counterparty a revised Annex I reflecting the trade details of such new Transaction.

3.            Transaction Initiation

(a)	On any Business Day that falls on or after the Facility Effective Date and prior to the Facility Maturity Date, the Counterparty may, by notice to BNPP, request that BNPP enter into one or more Transactions (each a "New Transaction"), expressing Counterparty's intent to enter into a new Transaction subject to this Master Confirmation (a "New Transaction Request"). Each New Transaction Request shall specify shall specify (i) the proposed Reference Loan, (ii) whether such Reference Loan is a Term Loan, Revolving Loan or Delayed Draw Loan, (iii) the Initial Reference Amount of such Reference Loan, (iv) the related Reference Borrower, (v) the related Reference Amount, (vi) the LoanX ID of such Reference Loan, (vii) the maturity date of such Reference Loan, (viii) the aggregate outstanding indebtedness of the related Reference Borrower, (ix) the facility size of such Reference Loan, (x) the Moody's Rating (if any) of such Reference Loan, (xi) the S&P Rating (if any) of such Reference Loan, (xii) the domicile of the related Reference Borrower, (xiii) whether such Reference Loan is a Senior Secured First Lien Loan or a Senior Secured Second Lien Loan, (xiv) an estimate of the Initial Price of such Reference Loan, and (xv) whether the related Reference Borrower is an Affiliate of Counterparty.

(b)	Counterparty acknowledges that, in connection with any request made pursuant to the immediately preceding paragraph, BNPP may perform, in respect of the related Reference Loan, diligence concerning the existence or potential existence of an AML Violation or an OFAC Violation which is consistently applied to other similar transactions and other similarly situated counterparties, and may, if it determines in good faith that such Transaction would, or would be reasonably likely to, result in an AML Violation or an OFAC Violation , withhold its consent to such Transaction on that basis.

(c)	BNPP's obligation to enter into a New Transaction following its receipt of a New Transaction Request shall be subject to (x) the approval of BNPP in its sole discretion and (y) the satisfaction of the following conditions precedent as of the Trade Date of such New Transaction:

(i)	the representations contained in Section 3 of the Master Agreement, in the Schedule thereto and in Clause 8 of this Master Confirmation, in each case with respect to Counterparty, are true and correct in all material respects as of the Trade Date of the New Transaction;

(ii)	no Potential Event of Default, Event of Default or Termination Event with respect to Counterparty as the sole Affected Party or the Defaulting Party, as applicable, has occurred and is continuing, or would occur immediately after giving effect to such New Transaction;

(iii)	unless otherwise agreed to at the time of the request for such New Transaction and immediately after giving effect to such New Transaction, such Reference Loan satisfies all of the Reference Loan Individual Eligibility Requirements or is otherwise approved by BNPP;

(iv)	immediately after giving effect to such New Transaction, the Reference Loan Portfolio Eligibility Requirements would be satisfied; provided that all of the Reference Loan Portfolio Eligibility Requirements are deemed to be satisfied at all times on and prior to the Ramp-Up Period Expiration Date; and

(v)	an Early Termination Date in respect of all Transactions under this Master Confirmation shall not have been declared (or deemed declared) pursuant to the Master Agreement.

(d)	Following BNPP's agreement to enter into a New Transaction, BNPP shall prepare and deliver a revised Annex I reflecting the terms of such New Transaction to Counterparty via e-mail at InvestmentOps@fsinvestments.com and Liquid_Credit_Ops@fsinvestments.com as soon as reasonably practicable, but no later than two (2) Business Days after the Trade Date for such New Transaction.

(e)	Notwithstanding anything to the contrary herein, if (i) BNPP elects to establish a Direct Hedge in respect of the Reference Loan relating to a New Transaction, and (ii) BNPP elects to give notice to Counterparty that (x) the BNPP Hedging Party's purchase of the related Specified Interest in respect of such Direct Hedge has failed to settle on or prior to the Customary Settlement Date for such Reference Loan; or (y) BNPP has determined (in its sole discretion) that the settlement of the BNPP Hedging Party's purchase of such Direct Hedge would or could result in an AML Violation, an OFAC Violation, which is consistently applied to other similar transactions and other similarly situated counterparties, with respect to such Reference Loan, then, in each case, such New Transaction shall, in all cases and for all purposes hereof, be deemed never to have been effective and it shall be deemed that neither a Trade Date nor a Settlement Date has occurred with respect to such New Transaction, and neither BNPP nor Counterparty shall have any obligations hereunder in respect of such ineffective New Transaction (other than in the case of clause (x) above, Counterparty's obligation to reimburse BNPP for the amount of such Costs of Assignment (if any) that are comprised of legal costs actually incurred by the BNPP Hedging Party in connection with its efforts to purchase a Reference Loan as a Direct Hedge of an ineffective Transaction which is subject to the Standard Terms and Conditions for Distressed Trade Confirmations, as published by the LSTA as in effect on the proposed Trade Date). For the avoidance of doubt, nothing herein or elsewhere in the Master Confirmation shall be construed to require BNPP to establish a Direct Hedge for any Transaction.

4. General Terms

Facility Effective Date:	February 15, 2024

Facility Maturity Date:

The date falling nine (9) calendar months after the Facility Effective Date, subject to automatic extension (as provided in the "Facility Non-Renewal" provision below) until the Facility Maturity Date in effect at the time a Facility Non-Renewal Notice is delivered by one of the parties.

For the avoidance of doubt, the obligations of the parties to make the payments required to be made hereunder shall remain unaffected by the occurrence of the Facility Maturity Date.

Facility Non-Renewal:	The Facility Maturity Date shall be automatically extended to the date falling one (1) calendar month after the then-current Facility Maturity Date then in effect, unless on or prior to the date falling eight (8) calendar months immediately preceding the Facility Maturity Date then in effect (the "Facility Automatic Extension Date"), either BNPP or Counterparty delivers written notice (the "Facility Non-Renewal Notice") to the other party that the Facility Maturity Date then in effect will not be further extended on such Facility Automatic Extension Date.

Ramp-Up Period Expiration Date:	The date falling six (6) weeks after the Facility Effective Date, as such date may be extended from time to time as mutually agreed between Counterparty and BNPP.

Trade Date:

With respect to any Transaction, the date specified as such in Annex I for such Transaction.

For the avoidance of doubt, on the Trade Date of a Transaction, the Transaction shall, for all purposes hereof other than calculating Rate Payments, be deemed to be effective.

Settlement Date:	With respect to any Transaction, the Customary Settlement Date for the Reference Loan under such Transaction; provided that if any BNPP Hedging Party elects to establish a Direct Hedge in respect of such Transaction and BNPP notifies Counterparty in writing (which may be in the form of an email) of such election by the Trade Date of such Transaction, then the Settlement Date shall be the date on which the purchase of such Direct Hedge by a BNPP Hedging Party actually settles.

For the avoidance of doubt, on the Settlement Date of a Transaction, the Transaction shall, solely for the purposes of calculating Rate Payments, be deemed to be effective.

Termination Date:	With respect to any Transaction subject to this Master Confirmation, the earlier to occur of (a) the Facility Maturity Date; (b) the Termination Trade Date with respect to all or the relevant portion of such Transaction; and (c) the first date on which the Reference Amount of such Transaction is reduced to zero.

Reference Loan:	With respect to any Transaction, the bank loan specified as such in Annex I for such Transaction; provided, however, that if such bank loan has been the subject of an Exchange at any time after such bank loan becomes a Reference Loan hereunder, then, subject to Clause 7(a) below, the term "Reference Loan" will be deemed to refer to the Eligible New Asset, if any, issued in connection with such Exchange.

Reference Borrower:	With respect to any Transaction, (a) the borrower of the related Reference Loan identified as such in Annex I and (b) unless the context otherwise requires, any guarantor of or other obligor on such Reference Loan.

Initial Reference Amount:	With respect to any Transaction, the amount specified as such in Annex I for such Transaction.

Reference Amount:	For any Transaction as of any date, an amount equal to (i) the Initial Reference Amount of such Transaction, minus (ii) the Aggregate Reference Amount Reduction Amount as of such date.

For the avoidance of doubt, the Reference Amount of any Transaction as of the Trade Date of such Transaction shall be equal to the Initial Reference Amount of such Transaction.

Notional Amount:	For any Transaction as of any date, an amount equal to the product of:

(a) the Reference Amount of the related Reference Loan on such date; and

(b) the Initial Price of such Reference Loan.

Business Day:	New York

Payment Business Day:	A day on which commercial banks and foreign exchange markets settle payments and are open for general business in New York and London.

Business Day Convention:	Modified Following (which shall apply to any date specified herein for the making of any payment or determination or the taking of any action which falls on a day that is not a Business Day).

Monthly Period:	Each period starting from but excluding the tenth (10th) day of any calendar month to and including the same day of the immediately succeeding calendar month.

Calculation Agent:	BNPP, unless a Potential Event of Default with respect to Section 5(a)(i) or Section 5(a)(vii) of the Master Agreement has occurred with respect to BNPP as the Defaulting Party or an Event of Default has occurred and is continuing with respect to BNPP as the Defaulting Party or a Termination Event has occurred with respect to BNPP as the Affected Party, in which case the Calculation Agent shall be a leading dealer appointed by Counterparty that is not an Affiliate of either party and the fees and expenses of such replacement calculation agent shall be borne equally by BNPP and Counterparty.

All determinations and calculations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Upon the request of Counterparty, the Calculation Agent shall make available to Counterparty a statement setting forth in reasonable detail the basis for any calculation or determination made hereunder, provided that the Calculation Agent shall not be required to disclose proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information.

Calculation Agent City:	New

5. Payments

(a) Floating Amounts

Floating Rate Amount Payer:

Floating Rate Amount:	With respect to any Transaction subject to this Master Confirmation Floating Rate Payment Date, an amount equal to the product of:

(a)	the Floating Rate Calculation Amount during the Floating Rate Calculation Period relating to such Floating Rate Payment Date;

(b)	the sum of (i) the Floating Rate Option in effect during such Floating Rate Calculation Period and (ii) the Floating Rate Spread; and

(c)	the Floating Rate Day Count Fraction.

Floating Rate Calculation Amount:	With respect to any Transaction subject to this Master Confirmation and any Floating Rate Calculation Period, an amount equal to the daily average of the Notional Amount of such Transaction during such Floating Rate Calculation Period.

Floating Rate Calculation Period:	With respect to any Transaction subject to this Master Confirmation, each Monthly Period; provided that (a) the initial Floating Rate Calculation Period will commence on, and include, the related Settlement Date; and (b) the final Floating Rate Calculation Period will end on, but exclude, the related Termination Date.

Floating Rate Payment Dates:	With respect to any Floating Rate Calculation Period, the tenth (10th) Payment Business Day following the last day of such Floating Rate Calculation Period, commencing on the first such date after the applicable Settlement Date and ending on the last such date occurring prior to the applicable Total Return Termination Payment Date.

Floating Rate Option:	USD-SOFR Compounded Index

Floating Rate Spread:	1.65%

Floating Rate Day Count Fraction:	Actual/360

Floating Rate Option Reset Dates:	The last day of each Floating Rate Calculation Period

(b) Interest and Fee Amounts

Interest and Fee Amount Payer:	BNPP

Interest and Fee Amount Payment:	On each Interest and Fee Amount Payment Date, BNPP shall pay to Counterparty the Interest and Fee Amount due on such Interest and Fee Amount Payment Date in respect of the related Reference Loan; it being understood and agreed that the Calculation Agent may adjust the Interest and Fee Amount Payment due on an Interest and Fee Amount Payment Date to account for (a) Delayed Compensation in accordance with Clause 7(b) and (b) the unpaid amount of any Costs of Assignment that were incurred by a BNPP Hedging Party in connection with the establishment, re-establishment, maintenance or termination of a Direct Hedge to the extent not otherwise accounted for under Clause 5(e) or otherwise hereunder.

Interest and Fee Amount Calculation Periods:	With respect to any Transaction subject to this Master Confirmation, each period from and including any date a payment of interest on the related Reference Loan is actually received by a Reference Loan Holder to but excluding the next such date; provided that (a) the initial Interest and Fee Amount Calculation Period will commence on, and include, the Settlement Date of such Transaction and (b) the final Interest and Fee Amount Calculation Period will end on, but exclude, the Termination Date of such Transaction.

Interest and Fee Amount Payment Dates:	With respect to any Reference Loan, each Floating Rate Payment Date.

For the avoidance of doubt, the obligation of BNPP to pay the Interest and Fee Amount in respect of any Transaction subject to this Master Confirmation, to the extent that such amount accrues on or prior to the relevant Termination Date of such Transaction, shall survive the Termination Date of such Transaction.

(c) Fees and Expenses

Fee and Expense Payer:	Counterparty

Fee and Expense Payment:	On each Fee and Expense Payment Date, Counterparty shall pay to BNPP the Fee and Expense Amount due on such Fee and Expense Payment Date in respect of the related Reference Loan.

Fee and Expense Payment Dates:	With respect to any Fee and Expense Payment, each Floating Rate Payment Date.

For the avoidance of doubt, the obligation of the Counterparty to pay the Fee and Expense Payment in respect of any Transaction subject to this Master Confirmation shall survive the Termination Date of such Transaction.

(d) Principal Payments Total

Return Principal Payments:

With respect to any Total Return Principal Payment Date, (a) if the related Total Return Principal Amount is a positive amount, BNPP shall pay to Counterparty an amount equal to such Total Return Principal Amount on such Total Return Principal Payment Date; or (b) if the related Total Return Principal Amount is a negative amount, Counterparty shall pay to BNPP an amount equal to the absolute value of such Total Return Principal Amount on such Total Return Principal Payment Date.

Total Return Principal Amount:	With respect to any Reference Loan, an amount determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith) equal to the product of:

(a)	the Principal Reduction Amount relating to any Principal Payment actually received by a Reference Loan Holder on any Principal Payment Date; and

(b)	the positive difference (if any) between (i) the Principal Repayment Price relating to such Principal Payment, minus (ii) the Initial Price of the related Reference Loan.

Total Return Principal Payment Date:	With respect to any Principal Payment Date, the tenth (10th) Payment Business Day next succeeding the last day of the Monthly Period in which such Principal Payment Date occurred.

Principal Repayment Price:	With respect to any Reference Loan and any Principal Payment Date, an amount, expresses as a percentage, equal to:

(a)	the amount of the Principal Payment that a Reference Loan Holder would have received on such Principal Payment Date; divided by

(b)	the Principal Reduction Amount attributable to such Principal Payment.

Principal Reduction Amount:	With respect to any Principal Payment Date, an amount determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith) equal to the amount of the Principal Payment that a Reference Loan Holder would have received on such Principal Payment Date.

Principal Payments:	With respect to any Reference Loan, all payments in respect of the repayment, reimbursement or reduction of principal in respect of such Reference Loan, including principal payments on the maturity date, in each case paid or made by the Reference Borrower to a Reference Loan Holder, net of any deductions and/or withholdings on account of tax for which such Reference Borrower is not obligated to reimburse the Reference Loan Holder, if applicable.

Principal Payment Date:	With respect to the Reference Loan under any Transaction subject to this Master Confirmation, each date on which a Reference Loan Holder receives a Principal Payment in respect of such Reference Loan during the period starting from, and including, the Settlement Date of such Transaction and ending on, but excluding, the Termination Date of such Transaction.

(e) Total Return Termination Payments

Capital Appreciation Payer:	BNPP

Capital Appreciation Payment:	On each Total Return Termination Payment Date, BNPP shall pay to Counterparty the Capital Appreciation, if any, due on such Total Return Termination Payment Date in respect of the related Terminated Loan Obligation.

Capital Appreciation:	With respect to any Total Return Termination Amount, if such Total Return Termination Amount is a positive amount, an amount equal to such Total Return Termination Amount, otherwise, zero.

Capital Depreciation Payer:	Counterparty

Capital Depreciation Payment:	On each Total Return Termination Payment Date, Counterparty shall pay to BNPP the Capital Depreciation, if any, due on such Total Return Termination Payment Date in respect of the related Terminated Loan Obligation.

Capital Depreciation:	With respect to any Total Return Termination Amount, if such Total Return Termination Amount is a negative amount, an amount equal to the absolute value of such Total Return Termination Amount, otherwise, zero.

Total Return Termination Payment Date:	With respect to any Terminated Loan Obligation, and subject to Clause 6(b) below, the earlier of (a) the tenth (10th) Payment Business Day next succeeding the last day of the Monthly Period during which the related Termination Date occurs and (b) the Facility Maturity Date.

Total Return Termination Amount:	With respect to any Terminated Loan Obligation, an amount determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith) on the Termination Trade Date relating to such Terminated Loan Obligation equal to the product of:

(a)	the Final Price of such Terminated Loan Obligation minus (ii) the Initial Price of such Terminated Loan Obligation; and

(b)	the related Termination Reference Amount Reduction Amount.

The Calculation Agent may adjust the Total Return Termination Amount due on a Total Return Termination Payment Date to account for the unpaid amount of any Costs of Assignment that were incurred by a BNPP Hedging Party in connection with the establishment, re-establishment, maintenance or termination of a Direct Hedge, to the extent not otherwise accounted for under this Clause 5(e) or otherwise hereunder.

(f) Breakage Costs

Breakage Payer:	Counterparty

Breakage Payment:	If all or any portion of a Transaction subject to this Master Confirmation is terminated as a result of the occurrence of an Unscheduled Termination Event, then, in addition to any other amounts that become due and payable under such Transaction as a result of the occurrence of such Unscheduled Termination Event, Counterparty shall make a payment to BNPP on the relevant Breakage Payment Date in an amount equal to the Breakage Amount that is due on such Breakage Payment Date as a result of such Unscheduled Termination Event.

Breakage Payment Date:	With respect to any Unscheduled Termination Event, the Total Return Payment Date or Early Termination Date, as applicable, relating to such Unscheduled Termination Event.

Breakage Amount:	With respect to any Unscheduled Termination Event for any Transaction subject to this Master Confirmation, an amount determined by BNPP equal to any break funding or similar costs actually incurred by BNPP or any other BNPP Hedging Party in respect of unwinding, terminating or reversing any financing entered into by BNPP or any other BNPP Hedging Party to fund the BNPP Hedging Party's purchase of the Reference Loan under such Transaction as a Direct Hedge of such Transaction; provided that such amount shall not exceed the product of (i) the Floating Rate Option in effect during the Floating Rate Calculation Period in which the Termination Trade Date for such Transaction occurred, and (ii) the Notional Amount that is subject to such Termination, and shall be determined based on, and consistently applied to determine, the break funding or similar costs that BNPP or any other BNPP Hedging Party would incur in other similar transactions and with other similarly situated counterparties.

(g) Makewhole Payments

Makewhole Payer:	Counterparty

Makewhole Payment:	If all or any portion of a Transaction subject to this Master Confirmation is terminated as a result of the occurrence of a Makewhole Termination Event, then, in addition to any other amounts that become due and payable under such Transaction in connection with the occurrence of such Makewhole Termination Event, Counterparty shall make a payment to BNPP on the relevant Makewhole Payment Date in an amount equal to the Makewhole Amount that is due on such Makewhole Payment Date as a result of such Makewhole Termination Event.

Makewhole Payment Date:	With respect to any Makewhole Termination Event, the Total Return Payment Date or Early Termination Date, as applicable, relating to such Makewhole Termination Event.

Makewhole Amount:	With respect to a Makewhole Termination Event for any Transaction subject to this Master Confirmation, an amount determined by BNPP equal to the present value (discounted using the Makewhole Discount Rate for the period commencing on, and including, the Makewhole Termination Date relating to such Makewhole Termination Event and ending on, but excluding, the then-current Facility Maturity Date) of the product of:

(a)	the Makewhole Calculation Amount for such Makewhole Termination Event;

(b)	the Floating Rate Spread; and

(c)	a percentage equal to (x) the actual number of days during the period starting from, and including, the relevant Termination Settlement Date to, but excluding, the then-current Facility Maturity Date; divided by (y) 360.

Makewhole Calculation Amount:	With respect to any Makewhole Termination Event, the portion of the Notional Amount of the Transaction being terminated in connection with such Makewhole Termination Event (the "Terminated Notional Amount"); provided, however, that if, after giving effect to such termination, the Facility Utilization Amount on the Termination Settlement Date in respect of such Makewhole Termination Event is less than the Minimum Facility Utilization Amount, then the Makewhole Calculation Amount for such Makewhole Termination Event shall be the greater of (a) zero; and (b) an amount equal to (i) the Terminated Notional Amount of such Transaction, minus (ii) the greater of (I) zero and (II) (x) the Minimum Facility Utilization Amount, minus (y) the Facility Utilization Amount on such Termination Settlement Date (after giving effect to such termination and the termination of all other Transactions (or portions thereof) with the same Termination Settlement Date).

Makewhole Discount Rate:	With respect to a Makewhole Termination Event for any Transaction subject to this Master Confirmation, the zero coupon swap rate (as determined by BNPP, acting in a commercially reasonable manner and based on the rate that it applies to similar transactions and to similarly situated counterparties) implied by the fixed rate offered to be paid by BNPP under a fixed-for-floating interest rate swap transaction with a remaining Term equal to the period starting from, and including, the Makewhole Termination Date relating to such Makewhole Termination Event and ending, but excluding, the then-current Facility Maturity Date in exchange for the receipt of payments indexed to the Floating Rate Option with a Designated Maturity of one (1) month.

(h) Utilization Fees

Utilization Fee Payer:	Counterparty

Minimum Facility Utilization Amount:	USD 100,000,000

Facility Utilization Amount:	As of any date, an amount equal to the aggregate of the Notional Amounts of all outstanding Transactions subject to this Master Confirmation as of such date.

Utilization Fee Payment:	On each Utilization Fee Payment Date, Counterparty shall pay BNPP the Utilization Fee, if any, that is due for the Utilization Fee Calculation Period relating to such Utilization Fee Payment Date.

Utilization Fee:	With respect to any Utilization Fee Calculation Period, an amount equal to the product of:

(a)	the Utilization Fee Calculation Amount for such Utilization Fee Calculation Period;

(b)	the Utilization Fee Spread; and

(c)	the Utilization Fee Day Count Fraction.

Utilization Fee Calculation Amount:	With respect to each day in any Utilization Fee Calculation Period, an amount equal to the greater of (a) zero and (b) an amount equal to (i) the Minimum Facility Utilization Amount, minus (ii) the daily average of the Facility Utilization Amount for each such date during such Utilization Fee Calculation Period.

For the avoidance of doubt, if the amount calculated pursuant to clause (b) in the paragraph above is less than or equal to zero for any Utilization Fee Calculation Period, then no Utilization Fee shall be payable by Counterparty in respect of such Utilization Fee Calculation Period.

Utilization Fee Spread:	0.85% per annum

Utilization Fee Calculation Period:	Each Monthly Period; provided that (a) the initial Utilization Fee Calculation Period will commence on, and include, the Ramp-Up Period Expiration Date and (b) the fmal Utilization Fee Calculation Period will end on, but exclude, the Facility Maturity Date.

Utilization Fee Payment Dates:	The tenth (10th) Payment Business Day following the last day of each Utilization Fee Calculation Period; provided that (a) the initial Utilization Fee Payment Date will be the tenth (10th) Payment Business Day following the last day of the Utilization Fee Calculation Period in which the Utilization Fee Effective Date occurs and (b) the final Utilization Fee Payment Date will be the tenth (10th) Payment Business Day following the last day of the Utilization Fee Calculation Period in which the Facility Maturity Date occurs.

Utilization Fee Day Count Fraction:	Actual/360

6.	Termination.

(a)	Optional Termination.

(i)	A Transaction subject to this Master Confirmation may be terminated in whole by either party (or in part by Counterparty) in accordance with sub-clauses (A) and (B) of this Clause 6(a)(i) (each such termination, an "Optional Termination") upon the giving of notice (an "Optional Termination Notice") to the other party in accordance with this Clause 6. An Optional Termination Notice shall specify, in respect of an Optional Termination, (w) the Trade ID of such Transaction, (x) the Reference Loan that is the subject of such Optional Termination, (y) the related Termination Reference Amount Reduction Amount, and (z) the Termination Trade Date. An Optional Termination Notice with respect to an Optional Termination, unless otherwise specified below, shall be delivered in writing (which writing may be in the form of an email) prior to the Termination Trade Date for such Optional Termination and no more than thirty (30) calendar days, and no fewer than ten (10) calendar days prior to the Termination Settlement Date for such Optional Termination. Following the termination of all or any portion of a Transaction as a result of an Optional Termination, BNPP shall amend Annex Ito reflect the updated terms of the Master Confirmation following such Optional Termination and deliver Counterparty a copy of the revised Annex I as soon as reasonably practicable after the Termination Trade Date.

(A)	Subject to Clause 6(a)(i)(B) below:

(1)	Counterparty may, as long as no Potential Event of Default, Event of Default or Termination Event has occurred and is continuing with respect to Counterparty as the Defaulting Party or the sole Affected Party, as applicable, elect to terminate any Transaction, in whole or in part, by delivering an Optional Termination Notice to BNPP no later than 12:00 p.m. (New York time) on the date falling one (1) Business Day prior to the Termination Trade Date specified in such Optional Termination Notice. For the avoidance of doubt, Counterparty's right to terminate pursuant to Clause 6(a)(i)(B) below shall be unaffected by this Clause 6(a)(i)(A)(1).

(2)	BNPP may, as long as no Potential Event of Default, Event of Default or Termination Event has occurred and is continuing with respect to BNPP as the Defaulting Party or the sole Affected Party, as applicable, elect to terminate a Transaction, in whole or in part, by delivering an Optional Termination Notice to Counterparty no later than 12:00 p.m. (New York time) on the date falling one (1) Business Day prior to the Termination Trade Date specified in such Optional Termination Notice. For the avoidance of doubt, BNPP's right to terminate pursuant to Clause 6(a)(i)(B) below shall be unaffected by this Clause 6(a)(i)(A)(2).

Notwithstanding the foregoing, an Optional Termination may not be designated pursuant to subclauses (1) and (2) above with respect to the termination of any Transaction in part if the Reference Amount that remains immediately after giving effect to such termination would be less than the minimum amount of obligations of the Reference Borrower, if any, that is permitted to be held by the holder(s) of the relevant Reference Loan in accordance with the applicable Reference Loan Credit Agreement (such amount, the "Reference Loan Minimum Hold Amount"); provided that this condition shall not apply to clause (1) above with respect to the partial termination of any Transaction unless the Reference Loan Minimum Hold Amount for the Reference Loan under such Transaction is specified in Annex I hereto or BNPP has otherwise notified Counterparty in writing (which may be in the form of an email) of such Reference Loan Minimum Hold Amount.

(B)	Notwithstanding the foregoing:

(1)	With respect to any Transaction, on any Business Day following the occurrence of a Credit Event (as determined by the Calculation Agent acting in a commercially reasonable manner and in good faith) with respect to the related Reference Borrower (including in respect of any guarantor or other obligor referred to in the definition thereof), BNPP may terminate such Transaction by delivering an Optional Termination Notice to Counterparty at least five (5) Business Days prior to the Termination Trade Date specified in such Optional Termination Notice.

(2)	With respect to any Transaction, if at any time after the Settlement Date of such Transaction, a BNPP Hedging Party, after using commercially reasonable efforts, is unable to (x) maintain a Direct Hedge with respect to such Transaction without incurring excessive costs or expenses (determined on a commercially reasonable basis and in good faith by BNPP, and applying the same method of determination as for similarly situated counterparties and similar transactions) or (y) engage in such activity in a manner permitting the realization, recovery or remittance of the related proceeds of a Direct Hedge, then, in each case, BNPP may terminate such Transaction by delivering an Optional Termination Notice to Counterparty at least five (5) Business Days prior to the Termination Trade Date specified in such Optional Termination Notice.

(3)	With respect to any Direct Hedge, if at any time prior to the Settlement Date of the Transaction relating to such Direct Hedge, the BNPP Hedging Party's counterparty to such Direct Hedge (x) fails to perform any of its payment or delivery obligations in respect of the settlement of such Direct Hedge or (y) becomes bankrupt or insolvent, or there occurs a nationalization of such counterparty, then, in each case, BNPP may, in its sole discretion, terminate such Transaction by delivering an Optional Termination Notice to Counterparty at least five (5) Business Days prior to the Termination Trade Date specified in such Optional Termination Notice.

(4)	With respect to any Transaction, if, at any time after the Settlement Date under such Transaction, BNPP (acting in a commercial reasonable manner and in good faith) determines that an AML Violation or OFAC Violation exists or would reasonably be expected exist, in each case, after the settlement date of the relevant Reference Loan into the relevant BNPP Hedging Party, with respect to the Reference Loan under such Transaction, then BNPP shall notify Counterparty in writing as soon as reasonably practicable after becoming aware thereof, and BNPP may, in its sole discretion, terminate such Transaction by delivering an Optional Termination Notice to Counterparty at least five

(0)	Business Days prior to the Termination Trade Date specified in such Optional Termination Notice.

(5)	[Reserved]

(5)	If (a) Counterparty fails to make, when due, any Transfer required to be made by Counterparty under Clause 9 and (b) such failure continues for two (2) Business Days after notice of the failure is given to Counterparty, BNPP may, in its sole discretion, terminate any one or more Transactions by a delivering an Optional Termination Notice to Counterparty at least one (1) Business Day prior to the Termination Trade Date specified in such Optional Termination Notice.

(6)	With respect to any Transaction, if all or any portion of the Reference Loan under such Transaction fails to comply with the Reference Loan Portfolio Eligibility Requirements at any time after the Ramp-Up Period Expiration Date, then, in each case BNPP may, in its sole discretion, terminate the relevant portion of such Transaction by delivering an Optional Termination Notice to Counterparty at least five (5) Business Day prior to the Termination Trade Date specified in such Optional Termination Notice

(7)	Subject to Clause 7(a), if the Reference Loan under any Transaction is converted or exchanged into New Assets in connection with an Exchange and all or any portion of such New Assets are Ineligible New Assets on the date of such Exchange (the "Exchange Date"), then (x) BNPP may, in its sole discretion, terminate the portion of such Transaction consisting of such Ineligible New Assets by delivering an Optional Termination Notice to Counterparty at least five (5) Business Days prior to the Termination Trade Date specified in such Optional Termination Notice; (y) the Final Price in relation to such Ineligible New Assets shall be deemed to be zero (notwithstanding the Pricing Methodology); and (z) to the extent the related Reference Loan was held as a Direct Hedge by a BNPP Hedging Party in respect of such Transaction at the time of such termination, BNPP shall assign (or cause the BNPP Holder of Record to assign) such Ineligible New Assets to Counterparty or at the direction of Counterparty; it being understood that in the event a Transaction is terminated pursuant to this Clause 6(a)(i)(B)(8) and a BNPP Hedging Party held the relevant Reference Loan as a Direct Hedge in respect of such Transaction at the time of such termination, (i) BNPP will use reasonable endeavors to cause the administrative agent under the relevant Reference Loan Credit Agreement to agree to cooperate with BNPP and render assistance as may be reasonably requested by Counterparty to effectuate the assignment of such Ineligible New Assets to Counterparty or at the direction of Counterparty (Counterparty or such person directed by Counterparty, the "Ineligible New Asset Purchaser"); (ii) BNPP hereby acknowledges and agrees that, upon BNPP's receipt of the Total Return Termination Amount in respect of such terminated Transaction, BNPP shall be deemed to have unconditionally and irrevocably waived (or the BNPP Holder of Record shall be deemed to have unconditionally and irrevocably waived) any and all right to any purchase price (howsoever described) with respect to such assignment or transfer of such Ineligible New Asset(s) to the extent of the Total Return Termination Amount paid by Counterparty on the Total Return Termination Payment Date in connection with the termination of the relevant Transaction (and the relevant Ineligible New Asset Purchaser's obligation to pay the purchase price (howsoever described) to BNPP (or the BNPP Holder Record) shall accordingly be deemed to be irrevocably and unconditionally discharged and satisfied to the extent of the Total Return Termination Amount); and (iii) the relevant Ineligible New Asset Purchaser to whom the Ineligible New Asset is sold or transferred shall constitute an express third party beneficiary of the provisions in clause (ii).

(9)	Following the occurrence of a Regulatory Event with respect to any Transaction, the parties shall negotiate in good faith and in a commercially reasonable manner to (x) transfer the Regulatory Affected Transaction to avoid the prohibition or limitation described in the defmition of Regulatory Event or (y) provide for new terms and conditions for such Regulatory Affected Transaction within sixty (60) calendar days of written notice from BNPP (or, if and to the extent BNPP notifies Counterparty that a shorter amount of time is required in order for BNPP to comply with its obligations under any Applicable Law, such shorter amount of time), which, in either case preserves for both parties the economic benefits of the original Transaction and does not otherwise result in any increased cost or risk for either party.

In the event the parties are unable to agree as provided in sub-clauses (x) or (y) in the preceding sentence within the applicable time period, the party affected by such Regulatory Event shall have a right to terminate the Regulatory Affected Transaction by delivering an Optional Termination Notice to the other party.

For purposes of the definition of Regulatory Event, and for the avoidance of doubt, all regulations, rules, guidelines and directives adopted or promulgated by Governmental Authorities in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be changes in Applicable Law at such time as such regulations, rules, guidelines and directives are adopted, promulgated and deemed effective in final and binding form. The determination as to whether any events or circumstances set forth in the definition of Regulatory Event has occurred shall be made by BNPP acting in good faith and in a commercially reasonable manner, but BNPP shall provide evidence to Counterparty demonstrating such determination (which evidence shall be in the form of written advice from internal or external counsel).

The parties hereby acknowledge and agree that (x) neither party shall be required to take any action or perform any obligation under this Master Confirmation if such action or performance would not be permitted under Section 716 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regardless of whether any event has arisen that would give rise to a Regulatory Event), and (y) nothing herein shall require either party or any of its respective Affiliates or any of their respective agents to take any action which, in the reasonable opinion of such party, is not possible or would be in contravention of any applicable law, regulation, market custom or practice, nor shall either party nor any Affiliate of either party be obliged to take any action which would cause it to incur additional material costs or expenses during the continuance of a disrupted market.

(ii)	Notwithstanding the foregoing, if (A) any BNPP Hedging Party elects to terminate a Direct Hedge in respect of the Terminated Loan Obligation under a terminated Transaction and (B) BNPP elects to give notice to Counterparty that the relevant BNPP Hedging Party is unable to effect the Direct Hedge Settlement Date for the sale of such Direct Hedge within a commercially reasonable period of time following the Customary Settlement Date for such Terminated Loan Obligation, then the Transaction shall, for all purposes hereof, be deemed never to have been terminated and it shall be deemed that neither a Termination Trade Date nor a Termination Settlement Date occurred with respect to such Transaction; provided that, in such event, Counterparty may, promptly after receipt of such notice, request that (x) the Final Price of such Terminated Loan Obligation be deemed to be zero and (y) BNPP assign (or cause the BNPP Holder of Record to assign) (and following such request, BNPP shall use commercially reasonable efforts to assign or cause the BNPP Holder of Record to assign) such Terminated Loan Obligation to Counterparty or at the direction of Counterparty.

For the avoidance of doubt, (x) none of the BNPP Hedging Parties shall be under any obligation to terminate any Hedging Transaction in respect of a Reference Loan or to dispose of the Specified Interest therein (including, without limitation, in connection with an Optional Termination), and (y) any one or more of the BNPP Hedging Parties may establish, maintain, modify, terminate or re-establish any Hedging Transaction or any methodology for Hedging any Transaction at any time without regard to Counterparty.

(iii)	All references to "Transaction" under this Clause 6(a) shall refer to a Transaction subject to this Master Confirmation.

(b)	Facility Maturity Date.

(i)	Each Transaction existing under this Master Confirmation shall terminate in connection with the occurrence of the Facility Maturity Date pursuant to the terms of this Master Confirmation and, in respect of each such terminated Transaction; (A) the "Termination Reference Amount Reduction Amount" shall be the Reference Amount of the related Reference Loan as of the related Termination Trade Date; (B) the "Termination Trade Date" shall be a date occurring during the fifteen (15) calendar days preceding the Facility Maturity Date, as designated by the Calculation Agent (acting in a commercially reasonable manner and in good faith) that is reasonably likely to cause the Termination Settlement Date for such Transaction to occur on the Facility Maturity Date; and (C) the "Termination Settlement Date" shall be the Facility Maturity Date. For the avoidance of doubt, the "Final Price" of the Terminated Loan Obligation relating to each such terminated Transactions shall be determined in accordance with the Pricing Methodology.

(ii)	If (A) all or any portion of any Transaction subject to this Master Confirmation is terminated as a result of the occurrence of the Facility Maturity Date, (B) BNPP elects to terminate (or cause any other BNPP Hedging Party to terminate) a Direct Hedge in respect of the Terminated Loan Obligation relating to such terminated Transaction (or portion thereof), and (C) the relevant BNPP Hedging Party is unable to effect the Direct Hedge Settlement Date for the sale of such Direct Hedge within (I) 30 Business Days following the Facility Maturity Date to the extent the sale of the Terminated Loan Obligation by a BNPP Hedging Party is subject to an LSTA Par/Near Par Trade Confirmation or (II) 60 Business Days following the Facility Maturity Date to the extent the sale of the Terminated Loan Obligation by a BNPP Hedging Party is subject to an LSTA Distressed Trade Confirmation, as applicable (the day of such 30-Business Day or 60-Business Day period, as applicable, the "Extended Termination Settlement Date"), then:

(A)	the Total Return Termination Payment Date with respect to the Capital Appreciation Payment or Capital Depreciation Payment, as applicable, that is required to be paid in respect of such Terminated Loan Obligation shall be the date that is ten (10) Business Days after the Direct Hedge Settlement Date for the sale of such Terminated Loan Obligation; and

(B)	(x) the Final Price in relation to such Terminated Loan Obligation shall be deemed to be zero (notwithstanding the Pricing Methodology) on the day immediately following the Extended Termination Settlement Date; and (y) BNPP shall assign (or cause any other BNPP Hedging Party to assign) such Terminated Loan Obligation to or at the direction of Counterparty, and upon such assignment, the Final Price in relation to such Terminated Loan Obligation shall be deemed to be zero and the purchase price of such assignment (such purchase price being equal to the Total Return Termination Amount in respect of such Terminated Loan Obligation and being determined using a Final Price equal to zero); provided that, notwithstanding anything to the contrary herein, Counterparty's obligation to pay the Total Return Termination Amount shall be postponed until the earlier to occur of (I) the date on which Counterparty (or its designee) makes payment of the purchase price in connection with such assignment and (II) the date falling 20 calendar days after the Extended Termination Settlement Date.

(c)	Designation of Early Termination Date. Notwithstanding anything to the contrary in the Master Agreement, in the event that an Early Termination Date is designated by either party pursuant to Section 6(a) or 6(b) of the Master Agreement, in lieu of calculating the amount payable in respect of all Transactions pursuant to Section 6(e) of the Master Agreement, the obligations of the parties in respect of each Transaction being terminated on such Early Termination Date shall be determined pursuant to the provisions hereof and, with respect to each Transaction to which this Master Confirmation relates, (i) the related Reference Loan shall be deemed to be a Terminated Loan Obligation; (ii) the "Termination Trade Date" with respect to such Terminated Loan Obligation shall be such Early Termination Date; (iii) the "Final Price" in relation to such Terminated Loan Obligation shall be determined in accordance with the Pricing Methodology; (iv) the Total Return Termination Amount, along with each other amount that becomes due under this Master Confirmation by reason of the occurrence of the Termination Trade Date, in respect of such Terminated Loan Obligation shall be an "Unpaid Amount"; and (v) the foregoing shall not limit the effect of Clause 6(d) below. For the avoidance of doubt, the only amounts that will be payable in respect of any Transaction following the designation of an Early Termination Date shall be those amounts that would have otherwise become payable under this Master Confirmation in connection with the termination of such Transaction assuming no Early Termination Date had been designated.

(d)	Effect of Termination.

(i)	Notwithstanding anything to the contrary in the Master Agreement, with respect to any Transaction terminated in whole pursuant to Clause 6(a), (A) for all purposes hereof other than calculating Rate Payments and Return Amounts, each of the Reference Amount and the Notional Amount of such Transaction shall be reduced by the Termination Reference Amount Reduction Amount specified in the relevant Optional Termination Notice on the Termination Trade Date immediately after the determination of the Final Price of such Terminated Loan Obligation and the calculation of the related Total Return Termination Amount; and (B) solely for the purpose of calculating Rate Payments and Return Amounts, each of the Reference Amount and the Notional Amount shall be reduced to zero on the Termination Settlement Date; and (C) solely for purpose of calculating Return Amounts, each of the Reference Amount and the Notional Amount as set forth in Clause 9(d) below.

(ii)	Notwithstanding anything to the contrary in the Master Agreement, with respect to any Transaction terminated in part pursuant to Clause 6(a), (A) for all purposes hereof other than calculating Rate Payments and Return Amounts, each of the Reference Amount and the Notional Amount of such Transaction shall be reduced by the Termination Reference Amount Reduction Amount specified in the relevant Optional Termination Notice on the Termination Trade Date immediately after the determination of the Final Price of such Terminated Loan Obligation and the calculation of the related Total Return Termination Amount; and (B) solely for the purpose of calculating Rate Payments and Return Amounts, each of the Reference Amount and the Notional Amount of such Transaction shall be reduced by the Termination Reference Amount Reduction Amount specified in such Optional Termination Notice on the Termination Settlement Date.

7.	Adjustments.

(a)	Exchanges. If the Reference Loan under any Transaction becomes subject to an Exchange, then (i) BNPP shall notify Counterparty of such Exchange promptly after becoming aware thereof; (ii) if any New Asset issued in connection with such Exchange is a Loan that satisfies all of the Reference Loan Individual Eligibility Requirements on the applicable Exchange Date or is otherwise approved by BNPP (an "Eligible New Asset"), then (x) such New Asset shall remain part of such Transaction and (y) the term "Reference Loan" in respect of such Transaction shall be deemed to refer to such New Asset; or (iii) if any New Asset issued in connection with such Exchange is not an Eligible New Asset on the Exchange Date (an "Ineligible New Asset"), then BNPP shall have the right terminate the relevant portion of such Transaction pursuant to Clause 6(a)(i)(B)(8) above.

(b)	Delayed Compensation. If (i) in connection with the establishment of a Direct Hedge by a BNPP Hedging Party in respect of a Transaction, the actual settlement of the purchase of such Direct Hedge occurs after the date scheduled for the settlement of such purchase, or (ii) in connection with the termination of a Direct Hedge by a BNPP Hedging Party, the actual settlement of the sale of such Direct Hedge occurs after the date scheduled for the settlement of such sale, then, in each case, the Calculation Agent shall in good faith and in a commercially reasonable manner adjust the amounts payable by Counterparty and BNPP under such Transaction to preserve the economics of such Transaction and to provide for the amounts of any compensation for delayed settlement ("Delayed Compensation") that is payable to or by such BNPP Hedging Party.

(c)	Unpaid and Rescinded Payments.

(i)	If BNPP makes any payment to Counterparty as provided under Clause 5(b) and (A) the corresponding Interest and Fee Amount is not paid (in whole or in part) when due or (B) any Interest and Fee Amount in respect of a Reference Loan is required to be returned (in whole or in part) by a Reference Loan Holder to the related Reference Borrower or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then, in each case, Counterparty will pay to BNPP, within ten (10) Business Days following receipt of written notice from BNPP, such amount (or portion thereof) so not paid or so required to be returned, paid or otherwise rescinded. If such returned, paid or otherwise rescinded amount is subsequently paid to a Reference Loan Holder that returned such rescinded amount, then BNPP shall pay such amount (subject to Clause 7(d)(iii) below) to Counterparty within ten (10) Business Days after the date of such subsequent payment.

(ii)	If, with respect to any Reference Loan in which all or any portion of the principal amount thereunder has been repaid and the payment of such principal amount is required to be returned (in whole or in part) by a Reference Loan Holder to the related Reference Borrower or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law (such principal amount, the "Rescinded Principal Amount"), then (A) the parties hereto shall be restored severally and respectively to their former positions hereunder and thereafter all rights and obligations of the parties hereunder shall continue as though the payment of the Repaid Principal Amount had not occurred and (B) without limiting the generality of the foregoing, if either party has made a payment under Clause 5(c) with respect to such Rescinded Principal Amount, then the party that received the payment in respect of such Rescinded Principal Amount shall repay such amount (subject to Clause 7(d)(iii)) to the other party. For the avoidance of doubt, if the Rescinded Principal Amount is subsequently paid by the related Reference Borrower or any such other person or entity, then such subsequent payment of the Rescinded Principal Amount shall be subject to Clause 5(d) above and the relevant party shall make a payment to the party in accordance with Clause 5(d) on the tenth (10th) Business Day following the last day of the next Monthly Period.

(iii)	Amounts payable pursuant to this Clause 7(d) shall be subject to adjustment by the Calculation Agent in good faith and on a commercially reasonable basis, as agreed by BNPP and Counterparty, in order to preserve for the parties the intended economic risks and benefits of the relevant Transaction; provided that (a) no amounts in respect of interest shall be payable by either party on any adjusted amount and (b) the Calculation Agent in performing the calculations pursuant to this Clause 7 shall assume that no interest has accrued on any adjusted amount.

(iv)	The payment obligations of BNPP and Counterparty pursuant to this Clause 7 shall survive the termination of all Transactions.

(d)	PIK Transactions. If any payment of interest on the Reference Loan that would otherwise be made during the period from and including the Settlement Date to but excluding the Termination Trade Date is not made but is capitalized as additional principal (without default), then the amount of interest so capitalized as principal shall become a new Transaction hereunder (a "PIK Transaction") having the same terms and conditions as the Transaction relating to the Reference Loan in respect of which such interest is capitalized, except that (i) the Initial Price of such PIK Transaction shall be 0%, (ii) the Trade Date and Settlement Date for such PIK Transaction shall be the date on which such interest is capitalized and (iii) the Initial Reference Amount of such PIK Transaction will be the amount of interest so capitalized as principal. BNPP shall give notice to Counterparty after a PIK Transaction becomes outstanding as provided above, which notice shall set forth the information in the foregoing clauses (ii) and (iii).

(e)	All references to "Transaction" under this Clause 7 shall refer to a Transaction subject to this Master Confirmation.

8.	Representations, Warranties and Agreements.

(a)	Each party hereby agrees as follows, so long as either party has or may have any obligation under any Transaction:

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into such Transaction and as to whether such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. It has not received from the other party any assurance or guarantee as to the expected results of such Transaction;

(ii)	Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction. It is also capable of assuming, and assumes, the fmancial and other risks of such Transaction;

(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of such Transaction; and

(iv)	Reliance on its Own Advisors. Without limiting the generality of the foregoing, in making its decision to enter into, and thereafter to maintain, administer or terminate, such Transaction, it will not rely on any communication from the other party as, and it has not received any representation or other communication from the other party constituting, legal, accounting, business or tax advice, and it will consult its own legal, accounting, business and tax advisors concerning the consequences of such Transaction.

(b)	Each party acknowledges and agrees that, so long as either party has or may have any obligation under any Transaction:

such Transaction does not create any direct or indirect obligation of any Reference Borrower or any direct or indirect participation in any Reference Loan or any other obligation of any Reference Borrower;

(ii)	each party and its Affiliates may deal in any Reference Loan and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Reference Borrower, any Affiliate of any Reference Borrower, any other person or entity having obligations relating to any Reference Borrower and may act with respect to such business in the same manner as if such Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Reference Borrower, regardless of whether any such action might have an adverse effect on such Reference Borrower, the value of the related Reference Loan or the position of the other party to such Transaction or otherwise; except as provided in Clause 8(d)(iv), each party and its Affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Reference Borrower or any Affiliate of any Reference Borrower that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, this Master Confirmation does not create any obligation on the part of such party and its Affiliates to disclose to the other party any such relationship or information (whether or not confidential);

(iii)	none of the BNPP Hedging Parties shall be under any obligation to Hedge such Transaction or to own or hold any Reference Loan as a result of such Transaction, and any of the BNPP Hedging Parties may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty. Counterparty acknowledges and agrees that it is not relying on any representation, warranty or statement by any BNPP Hedging Party as to whether, at what times, in what manner or by what method such BNPP Hedging Party may engage in any hedging activities; and

(iv)	notwithstanding any other provision in this Master Confirmation or any other document, BNPP and Counterparty (and each employee, representative, or other agent of BNPP or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the "Code")), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, BNPP and Counterparty will each keep confidential (except as required by law) all information unless the other party has consented in writing to the disclosure of such information.

(c)	Each of the parties hereby represents that, on each date on which a Transaction is entered into hereunder, it is entering into such Transaction for investment, fmancial intermediation, hedging or other commercial purposes.

(d)	Counterparty hereby represents to BNPP that, so long as either party has or may have any obligation under any Transaction:

(i)	its financial condition is such that it has no need for liquidity with respect to its investment in such Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(ii)	its investments in and liabilities in respect of such Transaction, which it understands is not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with such Transaction, including the loss of its entire investment in such Transaction;

(iii)	it understands that no obligations of BNPP to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of BNPP or any governmental agency;

(iv)	as of (A) the relevant Trade Date and (B) any date on which a sale is effected in accordance with terms set out in the Pricing Methodology, neither Counterparty nor any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is on such date in possession of information regarding the Reference Borrower with respect to the Reference Loan under such Transaction (or any Affiliate of such Reference Borrower) that is or may be material in the context of such Transaction or the purchase or sale of such Reference Loan unless such information either (x) is publicly available or (y) has been disclosed to each Approved Bank, as the case may be, from which a Firm Offer or a Firm Bid, as the case may be, is obtained or solicited in connection with such purchase or sale of such Reference Loan;

(v)	it will not treat such Transaction as insurance (or reinsurance) or a fmancial guaranty for any accounting, tax or regulatory purpose;

(vi)	it would have received all payments on the Reference Loan under such Transaction without U.S. Federal or foreign withholding tax if it owned the Reference Loan directly (which representation shall also be made for purposes of Section 3(f) of the Master Agreement), unless the Reference Borrower is required under the terms of the relevant Reference Loan Credit Agreement to make "gross up" payments that cover the full amount of such withholding tax on an after tax basis;

(vii)	it is not, for U.S. Federal income tax purposes, a tax-exempt organization;

(viii)	at all times during the period starting from, and including, the Trade Date of any Transaction, until the final Termination Date of such Transaction, it is permitted pursuant to the terms of the Reference Loan to acquire or hold (or would otherwise not be prohibited from acquiring or holding) such Reference Loan (or any participation interest in such Reference Loan);

(ix)	it is not a competitor of the Reference Borrower or any Affiliate of the Reference Borrower under the Reference Loan relating to such Transaction within the meaning of United States antitrust law; and

(x)	it is not an Affiliate of the Reference Borrower in respect of the Reference Loan under any Transaction.

(e)	Except for disclosures authorized pursuant to Clause 8(b)(iv), (i) Counterparty agrees to be bound by the confidentiality provisions that are substantially similar to and no less restrictive than the confidentiality provisions of the Reference Loan Credit Agreement relating to the Reference Loan under any Transaction with respect to all information and documentation delivered to BNPP (or by BNPP to Counterparty) hereunder in relation to such Reference Loan or the Reference Borrower under such Reference Loan (and, upon its receipt of a written request from Counterparty, (x) BNPP agrees to request (or cause the BNPP Holder of Record to request) a copy of the applicable Reference Loan Credit Agreement from the agent under such Reference Loan Credit Agreement; and (y) to the extent BNPP (or the BNPP Holder of Record) is able to obtain (or is otherwise in possession thereof) and provide a copy of such Reference Loan Credit Agreement, BNPP agrees to provide (or cause the BNPP Holder of Record to provide) the Counterparty with a copy of such Reference Loan Credit Agreement); and (ii) Counterparty acknowledges that such information may include material non-public information concerning such Reference Borrower or its securities and agrees to use such information in accordance with applicable law, including federal and state securities laws.

(f)	Section 2(c)(ii) of the Master Agreement shall not apply to the Transactions to which this Master Confirmation relates.

(g)	Notwithstanding anything to the contrary in the Master Agreement, BNPP will not be required to pay any additional amount under Section 2(d)(i) of the Master Agreement in respect of any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction; it being understood and agreed that if BNPP is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction and BNPP does not so deduct or withhold, then Section 2(d)(ii) of the Master Agreement shall be applicable.

(h)	For U.S. federal income tax purposes, for any period during which any BNPP Hedging Party has purchased the Reference Loan under any Transaction to hedge BNPP's obligations under such Transaction, each party agrees (i) to treat Counterparty for U.S. federal income tax purposes as the beneficial owner of such Reference Loan, (ii) that such Transaction is intended to be treated as a secured financing to Counterparty by BNPP, and (iii) that the BNPP Holder of Record is intended to be treated as holding such Reference Loan to secure the obligations of Counterparty under such Transaction.

(i)	Counterparty or FS Specialty Lending Fund (formerly known as FS Energy and Power Fund and which for the avoidance of doubt may be renamed as notified to BNPP) (the "Fund") shall maintain policies and procedures designed to prevent the violation of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

(j)	Counterparty shall not, directly or indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other person (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such fund, is a Sanctioned Country or Sanctioned Person, as applicable, in violation of Sanctions or (ii) in any manner that would result in a violation of Sanctions by any person, including any person participating in such Reference Loan, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise.

(k)	If Counterparty is no longer permitted to acquire or hold (or otherwise becomes prohibited from acquiring or holding (whether as lender of record or as participant)) the Reference Loan under any Transaction, then Counterparty shall, as soon as practicable following Counterparty's actual knowledge thereof, notify BNPP thereof; provided that failure to so provide notice shall not constitute an Event of Default or Potential Event of Default with Counterparty as the Defaulting Party, but shall only constitute an Additional Termination Event with respect to which Counterparty is an Affected Party and the only Affected Transaction shall be the Transaction relating to such Reference Loan.

(1)	In connection with the Trade Date of any Transaction or any termination of such Transaction pursuant to Clause 6(a), if, whether by virtue of the types of relationships described herein or otherwise, Counterparty or any of its Affiliates is in possession of information regarding the Reference Borrower or any Affiliate of the Reference Borrower under the Reference Loan relating to such Transaction that is or may be material in the context of such Transaction, and such information is not publicly available, then Counterparty shall disclose such information to each Approved Bank or any other Eligible Bidder from which a Firm Offer or Firm Bid, as the case may be, is obtained or solicited.

(m)	BNPP hereby represents and warrants to Counterparty that, so long as either party has or may have obligation under any Transaction, BNPP, the relevant BNPP Hedging Party or the relevant BNPP Holder of Record would have received all payments on the Reference Loan under each Transaction without U.S. Federal or foreign withholding tax if it owned the Reference Loan directly (which representation shall also be made for purposes of Section 3(f) of the Master Agreement), unless the Reference Borrower is required under the terms of the relevant Reference Loan Credit Agreement to make "gross up" payments that cover the full amount of such withholding tax on an after tax basis.

(n)	If (i) BNPP or any BNPP Hedging Party elects to terminate a Direct Hedge in respect of any Transaction or any other Hedging Transaction entered into by a BNPP Hedging Party for the related Transaction other than in connection with the termination of such Transaction; (ii) the counterparty to a Direct Hedge or any other Hedging Transaction terminates such Direct Hedge or Hedging Transaction (whether or not as a result of a breach by BNPP or the BNPP Hedging Party under such Direct Hedge or Hedging Transaction); (iii) a Direct Hedge is otherwise terminated or expires or any other Hedging Transaction entered into by a BNPP Hedging Party for the related Transaction is otherwise terminated or expires or BNPP no longer has the contractual right to recall or reacquire the Reference Loan, including upon satisfaction of any repayment and/or payment obligations under a Direct Hedge or a Hedging Transaction; or (iv) BNPP, the BNPP Hedging Party or any of its respective Affiliates ceases to be the full legal title holder or full beneficial owner of such portion of the Reference Loan that is subject to the relevant Transaction (each, a "Hedging Discontinuation Event"), then BNPP shall use commercially reasonable efforts to provide Counterparty with written notice (which may be in the form of an email) of the relevant Hedging Discontinuation Event (A) in the case of clause (i) above, at least five (5) Business Days prior to the date such Hedging Discontinuation Event occurs, or (B) in the case of clauses (ii) or (iii) above, promptly (and, any in any event, within two (2) Business Days) after BNPP becomes aware of the occurrence of such Hedging Discontinuance Event. Notwithstanding anything to the contrary in the Master Agreement, the failure by BNPP to comply with its obligations to deliver notice of a Hedging Discontinuance Event to Counterparty shall not constitute an Event of Default or Potential Event of Default with respect to BNPP as the Defaulting Party under the Master Agreement but shall instead constitute an Additional Termination Event with respect to BNPP as the sole Affected Party and the relevant Transaction as the sole Affected Transaction.

(o)	In connection with each Reference Loan that is held by BNPP as a Direct Hedge or any Hedging Transaction pursuant to which BNPP or the BNPP Hedging Party receives the relevant information, unless otherwise prohibited by Applicable Law, the terms of the Reference Loan Credit Agreement in respect of such Reference Loan or any confidentiality agreement or undertaking related thereto, BNPP shall, as soon as reasonably practicable following its receipt of a written request from Counterparty (a "Counterparty Information Request"), deliver (or cause to be delivered) to Counterparty copies of any written notices or other written documentation actually received by the BNPP Holder of Record from the Reference Borrower or their respective agents in connection with such Reference Loan prior to such Counterparty Information Request.

Counterparty hereby agrees that it will not provide any bid with respect to the termination of all or any portion of any Transaction through any Eligible Non-FS Bidder in connection with the determination of the Final Price; it being understood that while Counterparty may designate an Eligible Non-FS Bidder to provide a Firm Bid when permitted pursuant Paragraph 2 of Annex II, Counterparty shall not directly or indirectly cause such Eligible Non-FS Bidder to provide such Firm Bid by providing any bid to such Eligible Non-FS Bidder in respect of the portion of the Transaction being terminated.

(q) All references to "Transaction" under this Clause 8 shall refer to a Transaction subject to this Master Confirmation.

9. Credit Support.

Notwithstanding anything in the Credit Support Annex to the contrary, the collateral terms set forth below in this Clause 9 shall apply to each Transaction to which this Master Confirmation relates. Capitalized terms used in this Clause 9 but not otherwise defined in this Master Confirmation have the respective meanings given to such terms in the Credit Support Annex. In the event of any inconsistency between the terms of the Credit Support Annex and this Master Confirmation, this Master Confirmation shall govern.

(a)	Independent Amounts. Counterparty shall post Independent Amounts to BNPP pursuant to the terms of the Credit Support Annex, as modified by this Master Confirmation and the provisions set forth in clauses (i) — (iv) below.

(i)	For purposes of each Transaction entered into under this Master Confirmation, the term "Independent Amount" shall mean (A) with respect to BNPP, zero, and (B) with respect to Counterparty, as of any date, an amount equal to product of (1) the Notional Amount of such Transaction as of such date and (2) the Margin Percentage for such Transaction as of such date.

(ii)	With respect to any Transaction:

(A)	not later than one Business Day after the Trade Date of such Transaction, Counterparty shall make a Transfer of Eligible Collateral to BNPP having a Value as of the date of such Transfer equal to the Independent Amount; and

(B)	not later than the Margin Transfer Deadline after the date BNPP has notified Counterparty in writing (which notification may be in the form of an email) of any increase in the Margin Percentage applicable to such Transaction in accordance with the terms of this Master Confirmation, Counterparty shall make a Transfer of Eligible Collateral to BNPP having a Value as of the date of such Transfer equal to the amount of such increase in the Margin Percentage.

(iii)	Notwithstanding anything to the contrary in the Credit Support Annex, the Independent Amount for the Counterparty with respect to any Transaction will be reduced to zero on (i) to the extent BNPP is not hedging its obligations under such Transaction with a Direct Hedge, as of the relevant Termination Trade Date, such Termination Trade Date, or (ii) to the extent BNPP is hedging its obligations under such Transaction with a Direct Hedge, as of the relevant Termination Trade Date, the Direct Hedge Settlement Date with respect to the BNPP Hedging Party's sale or disposition of the Terminated Loan Obligation (or portion thereof) relating to such Direct Hedge.

(iv)	Notwithstanding the application of cross margining and netting pursuant to a master netting arrangement, the Independent Amount with respect to all Transactions entered into under this Master Confirmation shall be calculated in accordance with this Clause 9(a) unless otherwise explicitly agreed in writing between the parties with respect to a particular Transaction.

(b)	Eligible Collateral. For purposes of Paragraph 13(ii) of the Credit Support Annex, the term "Eligible Collateral" with respect to any Independent Amount to be delivered by the Counterparty to BNPP in connection with a Transaction hereunder shall be limited to the following items, each of which shall have the meaning ascribed to the relevant term in Paragraph 12 of the Credit Support Annex:

Eligible Collateral	Valuation Percentage
Cash	As provided in the Credit Support Annex

U.S. Treasuries	As provided in the Credit Support Annex
Money market instruments	As provided in the Credit Support Annex

(c)	Exposure. For purposes of each Transaction entered into under this Master Confirmation, the term "Exposure" shall have the meaning provided in Paragraph 12 of the Credit Support Annex; provided that the proviso therein shall be deleted and replaced with the following: "provided that Market Quotation (if the Master Agreement is a 1992 Master Agreement) or Close-out Amount (if the Master Agreement is a 2002 Master Agreement) for any Transaction will be determined by the Valuation Agent in accordance with the Pricing Methodology.".

(d)	Return Amounts.

For purposes of calculating the Return Amount for any party with respect each Transaction (or any portion thereof) entered into hereunder, the Reference Amount and the Notional Amount of such Transaction (or portion thereof) shall be reduced to zero as of the Termination Settlement Date for such Transaction (or portion thereof).

(ii)	If any of the events in clauses (a), (b) or (c) in the definition of "Position Level Margin Percentage" in Annex IV that has resulted in the then-applicable Margin Percentage to exceed the Initial Margin Percentage (a "Margin Percentage Add-On Event") no longer exists, then BNPP shall, upon demand by Counterparty and in accordance with the Transfer timing provisions in the Credit Support Annex, Transfer to Counterparty such portion of Posted Credit Support that Counterparty has previously Transferred to BNPP as a result of the occurrence of such Margin Percentage Add-On Event.

(iii)	For the avoidance of doubt, neither party shall be required to Transfer any additional Independent Amounts or Delivery Amounts as a result of any changes in the market value of the Reference Loan under a Transaction during that period commencing on, and including, the Termination Trade Date of such Transaction and ending on, and including, the Termination Settlement Date of such Transaction as a result of any changes in the market value of the Reference Loan under such Transaction during that period.

(e)	Valuation Agent. For purposes of each Transaction under this Master Confirmation, the term "Valuation Agent" shall mean BNPP unless an Event of Default or Potential Event of Default has occurred and is continuing with respect to BNPP as the Defaulting Party, a Termination Event has occurred with respect to BNPP as the Affected Party, in which case the Valuation Agent shall be a leading dealer appointed by Counterparty that is not an affiliate of either Party and the fees and expenses of such replacement calculation agent shall be borne equally by BNPP and Counterparty.

(1)	Valuation Date. For purposes of each Transaction under this Master Confirmation, the term "Valuation Date" shall mean each Business Day.

(g) Transfers. For the avoidance of doubt, any Transfer required to be made pursuant to this Clause 9 shall be a Transfer made under the Credit Support Annex (and not a payment or delivery made under Section 2(a)(i) of the Master Agreement).

10. Voting Rights.

(a) Counterparty acknowledges and agrees that if BNPP elects to enter into a Direct Hedge in respect of any Transaction by holding or causing any other BNPP Hedging Party (in such capacity, the "BNPP Holder of Record") to hold the Reference Loan under such Transaction, (i) the BNPP Holder of Record has sole authority to exercise all voting rights and other rights and remedies with respect to BNPP's interest (if any) in the Reference Loan and approving or denying any amendment, modification or waiver of any provision of the related Reference Loan Credit Agreement (including, without limitation, discretion and control over managing such Reference Loan and enforcing the Reference Loan Credit Agreement) and claims (including "claims" as defined in Section 101(5) of the U.S. Bankruptcy Code) relating thereto, (ii) Counterparty acquires no voting rights, or other consent or similar rights, with respect to BNPP's interest (if any) in the Reference Loan by virtue of such Transaction, (iii) the BNPP Holder of Record may deal with such Reference Loan as if such Transaction did not exist, and (iv) subject to Clause 10(b) below, the BNPP Holder of Record may, in its discretion and without any regard to Counterparty or any Transaction, insofar as permitted under (x) applicable laws, rules and regulations and (y) each provision of any agreement or instrument evidencing or governing the Reference Loan (and, in the case of any participation interest, governing such participation interest), give or withhold consent (an "Election") to any future or pending request, action, decision or vote to be to be taken (or to be refrained from being taken) in respect of such Reference Loan (an "Action"), and, except with respect to the obligation to consult with Counterparty pursuant to Clause 10(b) below, none of BNPP or any other BNPP Hedging Party shall have any obligation or duty to Counterparty or any other person or to consider or take into account the interests of Counterparty or any other person and shall not be liable to Counterparty or any other person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects Counterparty or any other person.

(b)	Without limiting the generality of the foregoing, if and to the extent (i) the BNPP Holder of Record remains the lender of record with respect to the Reference Loan under any Transaction and (ii) the BNPP Holder of Record receives notice requesting the BNPP Holder of Record to provide an Election with respect to any Action (a "Lender Voting Request"), then, unless otherwise prohibited by Applicable Law, the terms of the Reference Loan Credit Agreement in respect of such Reference Loan or any applicable confidentiality agreement or undertaking relating thereto, (A) BNPP shall use commercially reasonable efforts to provide, or cause the BNPP Holder of Record to provide, Counterparty with a copy of such Lender Voting Request as soon as reasonably practicable (and in any event, within two (2) Business Days or, to the extent reasonably practicable, such shorter period if the relevant Election will occur earlier than such two (2) Business Day period) after the BNPP Holder of Record's receipt of such Lender Voting Request; and (B) BNPP shall use commercially reasonable efforts to consult with Counterparty regarding the Election that Counterparty prefers to make with respect to the Action contemplated by such Lender Voting Request (an "Election Preference"); it being understood and agreed by the parties that the BNPP Holder of Record shall have no obligation to make an Election in accordance with an Election Preference with respect to any Action and neither BNPP nor its Affiliates shall be liable to Counterparty or any of its Affiliates for the consequences of any Election made by the BNPP Holder of Record in connection with the related Reference Loan. Notwithstanding anything to the contrary in the Master Agreement, the failure by BNPP to comply with its obligations to deliver a Lender Voting Request to Counterparty under clause (A) in this paragraph with respect to an Action relating to the Reference Loan under any Transaction (x) shall not constitute an Event of Default or Potential Event of Default under the Master Agreement, and (y) such failure shall instead constitute an Additional Termination Event under the Master Agreement with respect to BNPP as the Affected Party and solely with respect to such Transaction as the Affected Transaction, unless, prior to the Election Submission Deadline for such Action, BNPP submits an Election for such Action in accordance with the Election Preference of Counterparty, in which case no Additional Termination Event shall occur as a result of BNPP's failure to comply with its obligations under clause (A) with respect to such Action.

(c)	BNPP shall use commercially reasonable efforts to notify (which notification may be in the form of an email) Counterparty if BNPP, the BNPP Hedging Party or the BNPP Holder of Record, as applicable, intends not to vote in any manner requested by Counterparty in connection with the consultation process contemplated by sub-clause (b) directly above prior to the fmal time at which such Election must be exercised or Action has been requested to be taken (the "Election Submission Deadline"). The failure by BNPP to so notify (x) shall not constitute an Event of Default or Potential Event of Default under the Master Agreement, and (y) such failure shall instead constitute an Additional Termination Event under the Master Agreement with respect to BNPP as the Affected Party and solely with respect to the relevant Transaction as the Affected Transaction.

(d)	Upon BNPP's receipt of a written request from Counterparty, BNPP shall provide (or cause the BNPP Holder of Record to provide) to Counterparty any evidence that BNPP or the BNPP Holder of Record actually receives in connection with any voting or similar action with respect to any Reference Loan as soon as is commercially reasonably practicable (and, in any event, within three (3) Business Days) after the date on which BNPP receives notice that its vote or similar action has been taken into account, and, unless otherwise prohibited by Applicable Law, the terms of the relevant Reference Loan Credit Agreement or any applicable confidentiality agreement or undertaking relating thereto, promptly deliver to Counterparty a copy of each of the documents and/or notices BNPP or the BNPP Holder of Record actually receives evidencing the relevant amendments, modifications or waivers as implemented following any such vote or similar action.

(e)	For the avoidance of doubt, nothing in this Section 10 will require BNPP to hold any Reference Loan at any time during the term of any Transaction and BNPP will be absolutely entitled to terminate, sell or otherwise dispose of any interest in any Reference Loan held by BNPP or the BNPP Holder of Record as a hedge against the risk of entering into and performing BNPP's obligations under any Transaction.

(f)	All references to "Transaction" under this Clause 10 shall refer to a Transaction subject to this Master Confirmation.

11. Swap Agreement.

Without limiting any other protections under the U.S. Bankruptcy Code, the parties hereto intend and agree as follows: (a) the Master Agreement, the Master Confirmation and each Transaction is a single "swap agreement", as such term is defmed in Section 101(53B) of the U.S. Bankruptcy Code, and a "master netting agreement" as defmed in section 101(38A) of the U.S. Bankruptcy Code and a "netting agreement"; (b) each of BNPP and Counterparty is a "swap participant" and a "master netting agreement participant" (each as defined in sections 101(53C) and 101(38B) of the U.S. Bankruptcy Code); (c) the Master Agreement incorporates a security agreement or other arrangement or other credit enhancement related to and that forms a part of the Master Agreement, the Master Confirmation and the Transactions thereunder (as defined under section 101(53B)(vi) of the U.S. Bankruptcy Code); (d) all transfers of cash, securities or other property under or in connection with the Master Agreement, the Master Confirmation or any Transaction are "transfers" made "by or to (or for the benefit of)" a "swap participant" and a "master netting agreement participant" (each as defined in the U.S. Bankruptcy Code) and all obligations under or in connection with the Master Agreement, the Master Confirmation or any Transaction constitute obligations in respect of termination values, payment amounts or other transfer obligations within the meaning of sections 362, 560 and 561 of the U.S. Bankruptcy Code; and (e) upon the occurrence and continuation of an uncured Event of Default (as defined in the Master Agreement) the party who is not the Defaulting Party (as defined in the Master Agreement) shall (other than to the extent such things occur automatically under the Master Agreement, the Master Confirmation or any Transaction) have the sole and exclusive right to cause the liquidation, termination or acceleration of the Master Agreement, the Master Confirmation, any Transaction, any documents and other agreements and to offset or net termination values, payment amounts or other transfer obligations arising under or in connection with the Master Agreement, the Master Confirmation or any Transaction and exercise its other rights and remedies set forth herein and therein, each of which is intended to be and is within the exemptions and protections afforded by, among other things, sections 362(b)(17), 362(b)(27), 362(o), 546(g), 546(j), 548(d), 553, 560 and 561 of the U.S. Bankruptcy Code.

12. Notice and Account Details

(a)	BNPP:

Notices to BNPP:

BNP Paribas

787 Seventh Avenue

New York, NY 10019

Attention: Shrikanth Nair; Alfiya Ramirez; Vincent Vernet

Email: shrikanth.nair@us.bnpparibas.com; alfiya.ramirez@us.bnpparibas.com; vincent.vernet@us.bnpparibas.com;

and stephen.marks@us.bnpparibas.com

with a copy to:

dl.credit_structuring_us@us.bnpparibas.com;

dl.credit_structuring_us@us.bnpparibas.com; and

dl.credit. structuring.americas @us.bnpparibas.com

Payments to BNPP:

Correspondent's Name: USD BNP PARIBAS New York, NY (FED ABA 026007689)

Swift BIC:

Account Number:

Please Quote: "Entity 8174" on Swift Field: 72

(b)	Counterparty:

Notices to Counterparty:

FSSL FINANCE BNPP TRS LLC

201 Rouse Boulevard,

Philadelphia, PA 19112

Attention: Michael Mannix

Phone: (215) 495-1150

Email: InvestmentOps@fsinvestments.com; Liquid_Credit_Ops@fsinvestments.com

Payments to Counterparty:

Receiving Bank Name: State Street Bank and Trust Co.

Receiving Bank BIC Code/ABA:

Beneficiary Account Number:

Beneficiary Account Name: FSSL FINANCE BNPP TRS LLC

13. Offices

(a)	The Office of BNPP for each Transaction:

BNP Paribas, acting through its New York Branch

787 Seventh Avenue

New York, NY 10019

(b)	The Office of Counterparty for each Transaction: 201 Rouse Boulevard, Philadelphia, PA 19112

Please confirm that the foregoing correctly sets forth the terms of our agreement by having a duly authorized offi Counterparty execute this Master Confirmation and return the same to the attention of the individual at BNPP indicated first page hereof.

Very truly yours, BNP PARIBAS

By:	/s/ Sarah Y. Wang
Name: Sarah Y. Wang
Title: Authorized Signatory

By:	/s/ Christopher P. Korpi
Name: Christopher P. Korpi Title: Authorized Signatory

CONFIRMED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN: FSSL FINANCE BNPP TRS LLC

By:	/s/ Edward T. Gallivan, Jr.
	Name:	Edward T. Gallivan, Jr.
	Title:	Chief Financial Officer

APPENDIX A

ADDITIONAL DEFINITIONS

"Acceptable Pricing Service" means, with respect to any bank loan position as of any date, any Pricing Service that provides a price quote for such bank loan position with a depth of three or greater on such date.

"Acceptable Pricing Sources" means, with respect to any bank loan position, Approved Banks that provide an actionable price quote for such bank loan position sourced through an Acceptable Pricing Service or directly from such quoting Approved Bank.

"Aggregate Reference Amount Reduction Amount" means, with respect to any Transaction subject to this Master Confirmation as of any date of determination, an amount determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith) equal to the sum of (a) the aggregate amount of all Termination Reference Amount Reduction Amounts during the period starting from the Trade Date of such Transaction and ending on such date of determination; and (b) the aggregate amount of all Principal Reduction Amounts attributable to Principal Payments that resulted in a permanent reduction in the principal amount of the related Reference Loan, as determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith), during the period starting from the Trade Date of such Transaction and ending on such date of determination.

"Affiliate" has the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended; provided that, with respect to Counterparty, the term "Affiliate" shall not include any entity for which Counterparty's, the Fund's or any of their respective Affiliates' equity therein constitutes an investment held by Counterparty, the Fund or such Affiliates (as applicable) in the ordinary course of business.

"AML Violation" means, with respect to a Reference Loan, a violation of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any person participating in such Reference Loan.

"Applicable Law" has the meaning given to such term in the definition of "Regulatory Event" in this Appendix A.

"Approved Bank" means any entity listed in Annex VI (as such Annex may be amended by mutual written consent of the parties hereto from time to time) or a nationally recognized independent dealer in the related Reference Loan, approved by Counterparty and the Calculation Agent or its designated Affiliate in its commercially reasonable discretion and in good faith.

"BNPP Hedging Party" means BNPP, any of its Affiliates or any other special purpose entity with which BNPP maintains a substantial swap trading relationship.

"BNPP Holder of Record" has the meaning given to such term in Clause 10(a) hereof.

"Bonafide" means, with respect to any Firm Bid or bid/offer quote provided by an Eligible Bidder or an existing counterparty of BNPP or any of its Affiliates, a condition that shall be satisfied unless (x) the entity purporting to provide such Firm Bid or quote is bankrupt or insolvent or (y) the entity purporting to provide such Firm Bid or quote fails or refuses to settle the purchase of such asset or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

"Code" has the meaning given to such term in Clause 8(b)(iv) hereof.

"Costs of Assignment" means, in the case of the Reference Loan under any Transaction, without double counting, the sum of

(a) any actual costs of transfer or assignment paid by a BNPP Hedging Party under the terms of such Reference Loan or otherwise actually imposed on and incurred by such BNPP Hedging Party in connection with the purchase or the sale of a Direct Hedge in respect of such Reference Loan; (b) any reasonable expenses that are actually incurred by a BNPP Hedging Party directly for the purposes of unwinding, establishing, maintaining or re-establishing, in each case a Direct Hedge in respect of such Reference Loan; and (c) if transfers of such Reference Loan are subject to the Standard Terms and Conditions for Distressed Trade Confirmations, as published by the LSTA and as in effect on the Trade Date of such Transaction, all reasonable and documented legal costs of external counsel incurred by a BNPP Hedging Party in connection with the purchase or the sale of such Reference Loan; provided, that Counterparty shall not be required to reimburse a BNPP Hedging Party for any Costs of Assignment incurred by such BNPP Hedging Party solely as a result of such BNPP Hedging Party terminating a Direct Hedge on the Settlement Date of a Transaction.

"Credit Event" means the occurrence of a Bankruptcy or Failure to Pay. For purposes of the determination of whether a Credit Event has occurred:

(a)	no Bankruptcy Credit Event shall occur if the relevant institution, presentation, proceeding, judgment or possession is dismissed, discharged, stayed or restrained within sixty (60) days of such institution, presentation, proceeding, judgment or possession;

(b)	the Obligation Category will be Borrowed Money;

(c)	the Payment Requirement will be USD 1,000,000; and

(d)	no Obligation Characteristics will be specified;

provided that no Credit Event with respect to any Potential Failure to Pay or Failure to Pay shall occur if such Potential Failure to Pay or Failure to Pay, as applicable, does not result in an acceleration by the lenders under the relevant Reference Loan Credit Agreement in accordance with the terms of such Reference Loan Credit Agreement.

Capitalized terms used in this definition but not otherwise defined in this Master Confirmation shall have the meanings specified in the 2014 ISDA Credit Derivatives Definitions.

"Customary Settlement Date" means, with respect to any Reference Loan, the date, determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith), that is customary for settlement of the purchase or sale of such Reference Loan, as applicable, substantially in accordance with the then-current market practice in the principal market for such Reference Loan.

"Delayed Compensation" has the meaning given to such term in Clause 7(b) hereof.

"Delayed Draw Loan" means a Reference Loan that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Loan was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid.

"Direct Hedge" means, with respect to the Reference Loan under any Transaction, the acquisition by any BNPP Hedging Party of a direct interest or participation interest in such Reference Loan. For the avoidance of doubt, at all times BNPP is hedging its obligations under any Transaction with a Direct Hedge, all references in this Master Confirmation to BNPP with regard to its activities relating to a Direct Hedge shall be deemed to include the BNPP Holder of Record.

"Direct Hedge Settlement Date" has the meaning given to such term in the definition of "Termination Settlement Date" in this Appendix A.

"Dynamic Low Liquidity Margin Rate" means (a) at all times the Low Liquidity GMV is less than or equal to 10% of Portfolio GMV, 15%, and (b) at all other times, 0%.

"Dynamic No Liquidity Margin Rate" means, with respect to any No Liquidity Event Date and the related Reference Loan, (i) at all times during the No Liquidity Cure Period commencing on such No Liquidity Event Date, 15%, (ii) at all times after such No Liquidity Cure Period expires until the next Business Day on which the Liquidity Score of such Reference Loan is greater than zero, 100%, and (iii) at all times during the period starting from and including the next Business Day on which the Liquidity Score of such Reference Loan is greater than zero until, and including, the Business Day immediately preceding the next No Liquidity Event Date, 0%.

"Election Preference" has the meaning given to such term in Clause 10(b) hereof.

"Election Submission Deadline" has the meaning given to such term in Clause 10(c) hereof.

"Eligible New Asset" has the meaning given to such term in Clause 7(a) hereof.

"Eligible Non-FS Bidder" means each Eligible Bidder that is not an FS Entity.

"Exchange" means, with respect to any Reference Loan, any announced exchange by the Reference Borrower of such Reference Loan for a New Asset or a package of New Assets.

"Exchange Date" has the meaning given to such term in Clause 6(a)(i)(B)(8) hereof.

"Facility Automatic Extension Date" has the meaning given to such term in Clause 4 hereof.

"Facility Non-Renewal Notice" has the meaning given to such term in Clause 4 hereof.

"Fee and Expense Amount" means, with respect to a Reference Loan, the aggregate amount of any payments (other than extensions of credit) due from the lender(s) of record generally in respect of any Reference Loan, including, without limitation, (a) any expense associated with any amendment, modification or waiver of the provisions of a credit agreement, (b) any reimbursement of any agents under the provisions of a credit agreement, (c) any related Costs of Assignment, and (d) any indemnity or other similar payment in respect of those lenders that were lenders of record at any time (which, if the BNPP Hedging Party enters into a Hedging Transaction, shall be deemed to be only such portion of the indemnity or other similar payment required to be paid by the relevant BNPP Holder of Record, and not by any other person) from and including the Trade Date of the related Transaction to but excluding the fmal Termination Settlement Date of such Transaction.

"Final Price" means the price of any Terminated Loan Obligation (expressed as a percentage), as determined by the Calculation Agent in accordance with the Pricing Methodology, on the relevant Termination Date or as otherwise agreed by the parties.

"Firm Bid" means an actionable firm bid for value to purchase the Reference Loan or a participation in the Reference Loan in a face or principal amount equal to the Reference Amount corresponding to the Specified Interest in such Reference Loan (it being understood that such bid shall exclude accrued interest, if any, and shall be net of all taxes, duties, customary fees or commissions).

"Firm Offer" means, with respect to any proposed Reference Loan, a good and irrevocable offer for value, to sell such proposed Reference Loan, expressed as a percentage and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Reference Loan, submitted by an Approved Bank.

"First-Lien Last-Out Loan" means a Loan that would otherwise be a Senior Secured First Lien Loan except that, following a default of such Loan, such Loan becomes fully Subordinated to other Senior Secured First Lien Loans of the same obligor and is not entitled to any payments until such other Senior Secured First Lien Loans are paid in full.

"FS Entity" means any of the funds or accounts managed by an investment adviser owned by Franklin Square Holdings, L.P. (each, a "Managed Fund") or any Affiliate of a Managed Fund, in each case other than (x) Counterparty and (y) any Managed Fund or any Affiliate of a Managed Fund having 50% or more direct or indirect common ownership with Counterparty.

"Governmental Authority" means any government (whether federal, state or local) having jurisdiction over any aspect of the applicable Transaction or any related hedge, if any, established by any BNPP Hedging Party, and any agency, authority, instrumentality, ministry, regulatory body, court, central bank or other entity (public or private) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies).

"Hard Asset Loan" means a Loan that is secured by collateral consisting primarily of tangible assets other than the obligor's ownership interest or investment in other persons or entities, as determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith).

"Hedge" has the meaning given to such term in the definition of "Hedging Transaction" in this Appendix A.

"Hedging Transaction" means, with respect to any Reference Loan, any transaction entered into by a BNPP Hedging Party the effect of which is to (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) (including, but not limited to, the Specified Interest) held, or desired to be held, by such BNPP Hedging Party, as the case may be, as a hedge (a "Hedge") against the risk of entering into and performing BNPP's obligations with respect to any Transaction without incurring excessive costs or expenses (including, but not limited to, during the continuance of a disrupted market); or (b) realize, recover or remit the proceeds of any such transaction(s) or asset(s) and settle any such transactions.

"Industry Classification" has the meaning given to such term in Annex V hereto.

"Industry GMV" has the meaning given to such term in Annex V hereto.

"Ineligible New Assets" has the meaning given to such term in Clause 7(a) hereof.

"Ineligible Senior Secured Term Loans" means, with respect to any Exchange, any New Assets issued in connection with such Exchange that are, as of the relevant Exchange Date, Term Loans that (a) satisfy the Reference Loan Individual Eligibility Requirements in subparagraphs (i), (ii), (iii), (viii) and (x) of Paragraph 1(a) of Annex III hereto, and (b) fail to satisfy one or more of the other Reference Loan Individual Eligibility Requirements in Annex III on such Exchange Date.

"Initial Margin Percentage" means, with respect to a Transaction subject to this Master Confirmation, 20%.

"Initial Price" means, with respect to any Transaction, the amount specified as such in Annex I in respect of the related Reference Loan.

"Interest and Fee Amount" means, with respect to any Transaction and any Interest and Fee Amount Calculation Period, the aggregate amount of interest, fees (including, without limitation, amendment, consent, tender, facility, letter of credit and other similar fees) and other amounts (including make-whole payments, breakage costs and premium payments, amendment or waiver fees, economic benefits and other payments, but excluding principal and premium paid in respect of principal) paid to a Reference Loan Holder in respect of the Reference Amount of such Transaction (after deduction of any withholding taxes for which the related Reference Borrower is not obligated to reimburse a Reference Loan Holder, if applicable) during such Interest and Fee Amount Calculation Period or, with respect to the final Interest and Fee Amount Calculation Period for such Transaction, on the final Interest and Fee Amount Payment Date, less any indemnity, reimbursement payments or compensation for out-of-pocket losses and expenses made to a Reference Loan Holder; provided that Interest and Fee Amounts:

(a)	in the case of "Interest and Accruing Fees" (as defined in the "Standard Terms and Conditions for Par/Near Par Trade Confirmations" or "Standard Terms and Conditions for Distressed Trade Confirmations", as applicable to the relevant Reference Loan, most recently published by the LSTA prior to the Trade Date), shall not include any amounts that accrue prior to the Trade Date for the related Reference Loan or that accrue on or after the Termination Date for any related Terminated Loan Obligation;

(b)	in the case of "Non-Recurring Fees" (as so defined in the "Standard Terms and Conditions for Par/Near Par Trade Confirmations" or "Standard Terms and Conditions for Distressed Trade Confirmations", as applicable to such Reference Loan, most recently published by the LSTA prior to the Trade Date of such Transaction), shall not include any amounts that (i) are paid with respect to any event occurring prior to the Trade Date of such Transaction or on or after the Termination Trade Date for the related Reference Loan or portion thereof, or (ii) are paid to holders of a specific class or tranche of such Reference Loan that does not include, or is not held by or on behalf of, BNPP or the relevant BNPP Hedging Party as a Hedge for the related Transaction; and

(c)	shall be determined after deducting all customary and reasonable expenses that would be incurred by a buyer in connection with any purchase of such Reference Loan as a Hedge for such Transaction and shall be adjusted by the Calculation Agent to account for any Delayed Compensation as provided in Clause 7(b).

"Issuer GMV" has the meaning given to such term in Annex V hereto.

"Liquidity Score" means, with respect to any Reference Loan as of any date, an amount equal to the depth of actionable price quotes sourced through the Acceptable Pricing Sources for such Reference Loan on such date.

"Loan" means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

"Low Liquidity Loan" means any Reference Loan that has a Liquidity Score that is less than three (3) but greater than zero.

"LPC" means Loan Pricing Corporation.

"LSTA" means The Loan Syndications and Trading Association, Inc. and any successor thereto.

"Makewhole Termination Date" means, with respect to a Makewhole Termination Event for any Transaction subject to this Master Confirmation, the Termination Trade Date or the Early Termination Date, as applicable, relating to such Makewhole Termination Event.

"Makewhole Termination Event" means, with respect to any Transaction subject to this Master Confirmation, any termination of such Transaction (in whole or in part) prior to the Facility Maturity Date as a result of:

(a)	Counterparty delivering an Optional Termination Notice pursuant to Clause 6(a)(i)(A)(1);

(b)	BNPP delivering an Optional Termination Notice pursuant to Clause 6(a)(i)(B)(6); or

(c)	the occurrence of an Event of Default or any of the Additional Termination Events in the Schedule to the Master Agreement with respect to which Counterparty is the Defaulting Party or the sole Affected Party, as applicable.

"Margin Percentage" means, with respect to any Transaction subject to this Master Confirmation as of any date, an amount, expressed as a percentage, determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith) equal to the lesser of (a) 100% and (b) the sum of (i) the Initial Margin Percentage for such Transaction, (ii) the Position Level Margin Percentage for such Transaction as of such date and (iii) the rate corresponding to any portfolio concentration margin add-ons that apply to the Reference Loan under such Transaction as of such date (as determined by the Calculation Agent in accordance with Annex V hereto), during the period starting on, and including, the Trade Date of such Transaction and ending on, but excluding, the final Termination Settlement Date of each Transaction.

"Margin Transfer Deadline" means, with respect to the Transactions subject to this Master Confirmation, (a) if a demand for the Transfer of Eligible Collateral is made by 10:00 a.m. (New York time), the close of business (New York time) on the next Business Day; or (b) if a demand is made after 10:00 a.m. (New York time), the close of business (New York time) on the second Business Day following such demand.

"Markit Loan Pricing Service" means the Markit Loan Pricing service, a division of Markit Group Limited.

"Moody's" means Moody's Investors Service, Inc. and any successor or successors thereto.

"New Asset" means, with respect to the Reference Loan under any Transaction, any security, obligation or asset (including cash) transferred to a Reference Loan Holder as part of an Exchange; provided, however, that if, at the time of such Exchange, BNPP is hedging its obligations under such Transaction with a Direct Hedge, then the term "New Asset" shall mean any security obligation or asset (including cash) actually transferred to the BNPP Holder of Record or otherwise held by the BNPP Holder of Record or its any of its Affiliates as part of such Exchange.

"No Liquidity Cure Period" means, with respect to any No Liquidity Event Date, the period (i) starting on, and including, such No Liquidity Event Date, and (ii) ending on, and including, the date falling two calendar days after such No Liquidity Event Date.

"No Liquidity Event Date" means, with respect to any Reference Loan, each date on which the Liquidity Score of such Reference Loan ceases to be equal to an amount that is greater than zero.

"No Liquidity Loan" means any Reference Loan that has a Liquidity Score that is equal to zero.

"OFAC" means the United States Treasury Department's Office of Foreign Assets Control.

"OFAC Violation" exists, with respect to a Reference Loan, if any person uses the proceeds of such Reference Loan, or lends, contributes or otherwise makes available such proceeds to any subsidiary, joint venture partner or any other person (a) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such fund, is a Sanctioned Country or Sanctioned Person, as applicable, in violation of any Sanctions or (b) in any manner that would result in a violation of Sanctions by any person participating in such Reference Loan, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise.

"Optional Termination" has the meaning given to such term in Clause 6(a)(i) hereof.

"Optional Termination Notice" has the meaning given to such term in Clause 6(a)(i) hereof.

"Permitted Working Capital Lien" means, with respect to any Loan, a lien on the applicable related collateral (a) that is first priority under Applicable Law and (b) on specified accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investment accounts and any other assets securing the applicable working capital revolver and proceeds of any of the foregoing.

"PIK Transaction" has the meaning given to such term in Clause 7(c) hereof.

"Portfolio GMV" means, as of any date, the sum of the Notional Amounts of all outstanding Transactions under this Master Confirmation as of such date.

"Position Level Margin Percentage" has the meaning given to such term in Annex IV hereto.

"Pricing Methodology" means the pricing methodology as set out in Annex II hereto.

"Pricing Services" means Markit Loan Pricing Service, Bloomberg, IDC, LPC, or any other nationally recognized loan pricing service mutually agreed upon by the BNPP and Counterparty.

"Rate Payments" means Floating Amounts, Interest and Fee Amounts, Fees and Expenses and Utilization Fees.

"Reference Loan Credit Agreement" means, with respect to any Reference Loan, the credit agreement, loan agreement or other similar credit documentation governing such Reference Loan.

"Reference Loan Eligibility Requirements" means the Reference Loan Individual Eligibility Requirements and the Reference Loan Portfolio Eligibility Requirements, in each case as set forth on Annex III hereto.

"Reference Loan Holder" means, with respect to any Transaction subject to this Master Confirmation, a hypothetical holder of the Reference Loan under such Transaction that is an entity with a tax residence and tax domicile in the Relevant Jurisdiction that is eligible to claim the benefits of relevant tax treaties entered into by the Relevant Jurisdiction that (a) holds and beneficially owns a Specified Interest in such Reference Loan on (and not prior to) the Settlement Date of such Transaction and (b) would have sold all of its interest (and settled such sale) in such Reference Loan on (and not prior to) the Termination Date of such Transaction.

"Reference Loan Individual Eligibility Requirements" has the meaning given to such term in Annex III hereto.

"Reference Loan Minimum Hold Amount" has the meaning given to such term in Clause 6(a)(i)(A) hereof.

"Reference Loan Portfolio Eligibility Requirements" has the meaning given to such term in Annex In hereto.

"Regulatory Affected Transaction" means any Transaction with respect to which a Regulatory Event has occurred.

"Regulatory Event" means the occurrence of any of the following events following the Trade Date for a Transaction subject to this Master Confirmation:

(a)	the effectiveness or adoption of any rule, law (other than changes in marginal tax rates), regulation, rulemaking, order, decree, guideline, judgment, decision, directive or statute ("Applicable Law") (or in the applicability or official or generally accepted interpretation of any Applicable Law), or any change or amendment thereto, enacted, promulgated, executed, ratified or adopted by any Governmental Authority;

(b)	an action taken by a taxing authority or brought in a court of competent jurisdiction (regardless of whether such action is taken or brought) with respect to BNPP or Counterparty; or

(c)	the imposition of margin or collateral requirements of a futures commission merchant, derivatives clearing organization, board of trade designated as a contract market, swap execution facility, clearing agency, registered broker, dealer or security-based swap dealer, exchange or security-based swap execution facility, whether imposed pursuant to any Applicable Law or otherwise;

in each case which renders all or part of such Transaction unlawful or materially and adversely affects (x) the capital treatment by BNPP of such Transaction, any Hedging Transaction entered into by a BNPP Hedging Party in respect of such Transaction or (y) the tax treatment of such Hedging Transaction.

"Relevant Jurisdiction" means any one of the following jurisdictions as selected by BNPP in its sole and absolute discretion at any time: the United States, the French Republic, the Grand Duchy of Luxembourg, or the Republic of Ireland.

"Rescinded Principal Amount" has the meaning given to such term in Clause 7(d)(ii) hereof.

"Revolving Loan" means a Reference Loan that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Loan was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such Reference Loan, the re-borrowing of any amount previously repaid.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto.

"Sanctioned Country" means a country or territory subject to a comprehensive sanctions program maintained by OFAC (which, at the time of entry into this Master Confirmation, includes Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People's Republic and Luhansk People's Republic regions of Ukraine).

"Sanctioned Person" means (a) a person named on the list of "Specially Designated Nationals and Blocked Persons" maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

"Sanctions" means any sanctions program enacted, administered, imposed or enforced by OFAC, the United States Department of State, the United Nations Security Council, the European Union, the French Republic, His Majesty's Treasury and/or any other relevant sanctions authority.

"Senior Secured First Lien Loan" means Loan (other than a First-Lien Last-Out Loan, a Hard Asset Loan or a Subordinated Holding Company Loan) that: (a) is not Subordinate in right of payment to any other obligation of the obligor of such Loan (other than with respect to liquidation, trade claims, capitalized leases or similar obligations); (b) is secured by a valid, first-priority perfected security interest or lien in, to or on specified collateral securing such obligor's obligations under such Loan, subject to any Permitted Working Capital Liens and any expressly permitted liens under the relevant Reference Loan Credit Agreement for such Loan or such comparable definition if "permitted liens" is not defined therein; and (c) the value of the collateral securing such Loan as of the relevant Trade Date, together with other attributes of the obligor (including, without limitation, its enterprise value, its general fmancial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (as determined by the Calculation Agent in a commercially reasonable manner) to repay such Loan in accordance with its terms and to repay all other Loans of equal seniority secured by a first lien or security interest in the same collateral.

"Senior Secured Second Lien Loan" means a Hard Asset Loan, a First-Lien Last-Out Loan, a Subordinated Holding Company Loan, or other Loan that is secured by collateral, but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of Senior Secured First Lien Loans secured by the same collateral as to one or more of the following: (a) to defer their right to enforce such collateral security either permanently or for a specified period of time while such Senior Secured First Lien Loans are outstanding; (b) to permit a holder or holders of such Senior Secured First Lien Loans to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries (but other than any Permitted Working Capital Liens and any other expressly permitted liens under the relevant Reference Loan Credit Agreement for such Loan or such comparable definition if "permitted liens" is not defined therein); (c) not to object to sales of assets by the obligor on such Loan following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of such Senior Secured First Lien Loans to obtain adequate protection in any such proceeding; and (d) not to contest the creation, validity, perfection or priority of such Senior Secured First Lien Loans.

"Specified Interest" means, with respect to any Transaction subject to this Master Confirmation, an actual or hypothetical interest in the related Reference Loan whose economics would be determined by reference to the Reference Amount of such Reference Loan (as may be adjusted from time to time to give effect to any Optional Terminations, Principal Reduction Amounts or Exchanges) and would terminate on the date such Reference Amount is reduced to zero.

"Subordinate" means, with respect to an obligation (the "Subordinated Obligation") and another obligation of the obligor thereon to which such obligation is being compared (the "Senior Obligation"), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (a) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (b) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

"Subordinated Holding Company Loan" means a Loan that is a Senior Secured First Lien Loan, issued by a holding company and secured only by the assets of such holding company, not benefitting from a guarantee by the related operating company, as determined by the Calculation Agent (acting in a commercially reasonable manner and in good faith).

"Term Loan" means any Reference Loan that is not a Revolving Loan or a Delayed Draw Loan (excluding any Delayed Draw Loan that has been fully drawn upon by the borrower thereunder).

"Terminated Loan Obligation" means any Reference Loan or portion of any Reference Loan with respect to which the related Transaction (or portion thereof) is being terminated and the Reference Amount of which is being reduced.

"Termination Reference Amount Reduction Amount" means, with respect to any Transaction subject to this Master Confirmation, the amount specified as such in the Optional Termination Notice in connection with any Optional Termination of all or any portion of such Transaction.

"Termination Settlement Date" means, with respect to any Terminated Loan Obligation, the Customary Settlement Date for the sale of such Terminated Loan Obligation with the trade date for such sale occurring on the related Termination Trade Date; provided that if BNPP or any other BNPP Hedging Party elects to terminate a Direct Hedge in respect of such Terminated Loan Obligation, the Termination Settlement Date for such Terminated Loan Obligation shall be the date on which the sale or termination of such Direct Hedge actually settles (the "Direct Hedge Settlement Date"). For the avoidance of doubt, the Termination Settlement Date with respect to any Transaction will be no later than the Facility Maturity Date.

"Termination Trade Date" means, with respect to any Terminated Loan Obligation, the date so designated in the related Optional Termination Notice; provided, however, that if the Calculation Agent determines (acting in a commercially reasonable manner and in good faith) that after taking into account the notional size of any Terminated Loan Obligation, it is unable to determine a Final Price on the related Termination Trade Date, it shall as soon as reasonably practicable designate a new Termination Trade Date (or multiple dates, if necessary) which coincide(s) with the ability to make such determination. The Calculation Agent shall notify the parties in writing (which may be in the form of email) of any Termination Trade Date designated by it pursuant to the foregoing proviso.

"Unscheduled Termination Date" means, with respect to an Unscheduled Termination Event for any Transaction subject to this Master Confirmation, the Termination Trade Date or the Early Termination Date, as applicable, relating to such Unscheduled Termination Event.

"Unscheduled Termination Event" means, with respect to any Transaction, any termination of such Transaction (in whole or in part) prior to the Facility Maturity Date that is not the result of either (i) BNPP delivering an Optional Termination Notice pursuant to Clause 6(a)(i)(A)(2), Clause 6(a)(i)(B)(2), Clause 6(a)(i)(B)(3), Clause 6(a)(i)(B)(4), or Clause 6(a)(i)(B)(9) or (ii) an Event of Default or Termination Event having occurred with respect to which BNPP is the Defaulting Party or the Affected Party, as applicable.

"U.S. Bankruptcy Code" means Title 11 of the United States Code, as amended from time to time (or any successor statute).

ANNEX I

REFERENCE PORTFOLIO

Trade ID	Trade Date	Reference Loan	Reference Borrower	Initial Reference Amount (par balance)	Initial Price (%)
[6]	[AD], 20[.]	Loan Facility: [.1	[0]	USD [a]	[6]%
Marlcit ID: [.]
Bloomberg ID: [6]
Reference Loan Minimum Hold Amount: E.1

1

ANNEX II

Pricing Methodology

1.            Margin Price.

(a)	Determination of Margin Price. Notwithstanding anything to the contrary in the Credit Support Annex, Reference Loans will be priced daily according to the following convention:

(i)	The price of any Reference Loan as of any date of determination will be the highest bid indication that would be received for the sale of such Reference Loan on such date of determination, as determined by the Valuation Agent.

(ii)	If no price is available from paragraph 1(a) above, or if the Valuation Agent determines that such price is not indicative of the secondary market value of the Reference Loan, the price shall be determined by the Valuation Agent. The Valuation Agent may, but is not obligated to, take into consideration other traded debt of the Reference Borrower in respect of any Reference Loan, or if such Reference Borrower has no other traded debt, traded debt of similarly rated issuers or borrowers in the same industry, in both cases using generally accepted cash flow valuation methods.

The prices as determined in clauses (a) above shall be used for purposes of calculating the amount of Eligible Credit Support that the Counterparty must Transfer to BNPP pursuant to the Master Agreement in respect of the Transactions under this Master Confirmation.

(b)	Margin Price Dispute.

(i)	For purposes of calculating the amount of margin that Counterparty is required to Transfer pursuant to the Master Agreement and Clause 9 of this Master Confirmation, Counterparty may reasonably dispute a determination of the price of any Reference Loan made by the Valuation Agent pursuant to paragraph 1(a) of this Annex II (the "Original Margin Price") no later than:

(A)	if Counterparty is notified in writing by the Valuation Agent of the Original Margin Price before 10:00 a.m. (New York time) (such date of notification received by Counterparty from the Valuation Agent, the "Original Margin Price Notification Date"), 5:00 p.m. (New York time) on such Original Margin Price Notification Date; or

(B)	if Counterparty is notified in writing by the Valuation Agent of the Original Margin Price at or after 10:00 a.m. (New York time) on the Original Margin Price Notification Date, 10:00 a.m. (New York time) on the Business Day immediately following such Original Margin Price Notification Date.

Notwithstanding the foregoing, Counterparty's right to dispute any determination made by the Valuation Agent pursuant to paragraph 1(b)(i) above shall be subject to the Counterparty's satisfaction of the condition precedent that it is current in its obligation to Transfer the full Delivery Amount pursuant to the Master Agreement (using the prices as determined above).

(ii)	Subject to the satisfaction of the requirements above, if Counterparty disputes the Original Margin Price with respect to any Reference Loan, then the price of such Reference Loan shall be redetermined by the Valuation Agent and equal to the average of (A) a minimum of one (1) bid quotation and a maximum of two (2) bid quotations from Counterparty and (B) optionally, up to two (2) bid quotations from BNPP; provided that each bid quotation obtained for any Reference Loan in connection with a dispute pursuant to this paragraph 1(b) shall be:

(A)	a bid quotation consisting of one or more bids to purchase, in the aggregate, the lesser of (I) the entire outstanding principal amount of the Specified Interest in such Reference Loan or (II) either (x) the entire outstanding principal amount of the Specified Interest in such Reference Loan or (y) an outstanding principal amount of such Reference Loan equal to $5,000,000;

(B)	obtained no later no later than:

1

(1)	if Counterparty is notified in writing by the Valuation Agent of the Original Margin Price before 10:00 a.m. (New York time) on the Original Margin Price Notification Date, one (1) Business Day after the Original Margin Price Notification Date; or

(2)	if Counterparty is notified in writing by the Valuation Agent of the Original Margin Price on or after 10:00 a.m. (New York time) on the Original Margin Price Notification Date, two (2) Business Days after the Original Mann Price Notification Date; and

(B)	sourced from one or more pricing sources that (x) regularly provide actionable quotes on such Reference Loan in a bid size equal to or greater than the Reference Amount of the relevant Transaction and (y) is not subject to a material risk of insolvency or bankruptcy filing as determined by BNPP in its reasonable discretion and based on BNPP's internal credit policies that are consistently applied to other similar transactions and other similarly situated counterparties (it being understood and agreed that if BNPP and Counterparty provide quotes on a Reference Loan in the same bid size and from the same pricing source, the Valuation Agent shall disregard the lowest of such price quotes when calculating the average).

2.	Final Price.

(a)	Determination of Final Price.

(i)	In order to determine the Final Price for any Terminated Loan Obligation, Counterparty may provide notice (a "Firm Bid Notice") to BNPP of a Firm Bid (as defined below) sourced from either (A) an Approved Bank or

(B) any other nationally recognized dealer, financial institution or market participant reasonably acceptable to BNPP (which may include any FS Entity) (each of (A) or (B), an "Eligible Bidder"). A Firm Bid Notice in respect of any Terminated Loan Obligation must be delivered by Counterparty to BNPP (x) if BNPP notifies Counterparty in writing of BNPP's determination of the existence of a Terminated Loan Obligation by 10:00 a.m. (New York time), no later than 2:00 p.m. (New York time) on the date of such notification and (y) if BNPP notifies Counterparty in writing of BNPP's determination of the existence of a Terminated Loan Obligation after 10:00 a.m. (New York time), no later than 10:00 a.m. (New York time) on the Business Day immediately following such date of notification (the "Firm Bid Notice Deadline") and, in each case, at least seven (7) Business Days prior to the Facility Maturity Date if all Transactions are to be terminated in connection with the Facility Maturity Date (it being understood, for the avoidance of doubt, that if Counterparty fails to provide BNPP a Firm Bid Notice in respect of any Terminated Loan Obligation by the Firm Bid Notice Deadline, then the Final Price of the relevant Terminated Loan Obligation shall be determined in accordance with Paragraph 2(a)(ii) of this Annex II). Any sale executed in respect of such Firm Bid (I) must be to (x) an Eligible Bidder, or (y) any other buyer approved in advance of the Termination Trade Date by BNPP; and (II) must be scheduled to occur no later than the Customary Settlement Date for the sale of such Terminated Loan Obligation (as determined by the Calculation Agent), following the Termination Trade Date and on or prior to the Facility Maturity Date if all Transactions are to be terminated in connection with the Facility Maturity Date. If Counterparty gives notice of a Firm Bid in respect of any Terminated Loan Obligation in accordance with this Paragraph 2(a)(i) of this Annex II and all other terms and conditions set forth in this Paragraph 2(a)(i) of this Annex II are satisfied, then, subject to Paragraph 2(c) of this Annex II below, such Firm Bid shall be the Final Price of such Terminated Loan Obligation.

(ii)	If the Final Price in relation to any Terminated Loan Obligation is not determined pursuant to Paragraph 2(a)(i) of this Annex II, the Final Price shall be determined by the Calculation Agent, in a commercially reasonable manner and in good faith, based on actionable bid quotations from Approved Banks and, if consented to by Counterparty (such consent not to be unreasonably withheld, conditioned or delayed), other nationally recognized dealers or other financial institutions or other market participants that regularly deal in the Reference Loan; provided that if no quotations are available or if there are no Bonafide quotations, the Final Price shall be determined by the Calculation Agent in a commercially reasonable manner and in good faith, taking into account factors that the Calculation Agent deems relevant, which factors may include, without limitation, bids or prices, such as those considered in Paragraph 1 of this Annex II, other price source information and other market data, and if the Final Price is determined by the Calculation Agent to be zero, then BNPP shall assign (or cause the BNPP Holder of Record to assign) the relevant Reference Loan to Counterparty or at the direction of Counterparty.

2

(b)	Final Price Dispute.

(i)	Counterparty may reasonably dispute a Final Price determination made by the Calculation Agent pursuant to foregoing paragraph (the "Original Final Price Determination") no later than:

(A)	if Counterparty is notified in writing by the Calculation Agent (which may be by email) of the Original Final Price Determination before 10:00 a.m. (New York time) (such date of notification received by Counterparty from the Calculation Agent, the "Original Final Price Notification Date"), 5:00 p.m. (New York time) on the Business Day the Counterparty has been notified of the Original Final Price Determination Notification Date; and

(B)	if Counterparty is notified in writing by the Calculation Agent (which may be by email) of the Original Final Price Determination at or after 10:00 a.m. (New York time), then 10:00 a.m. (New York time) on the Business Day immediately following the Original Final Price Notification Date.

(ii)	Following a timely dispute by Counterparty of the Original Final Price Determination for a Terminated Loan Obligation:

(A)	Counterparty shall use reasonable efforts to provide the Calculation Agent with one or more Firm Bids for all of the Reference Amount of such Terminated Loan Obligation sourced from an Eligible Bidder by:

(I)	if the Firm Bid is sourced from Approved Bank, 10:00 a.m. (New York time) on the Business Day after Counterparty delivers its dispute notice to the Calculation Agent; and

(II)	if the Firm Bid is sourced from an Eligible Bidder (other than an Approved Bank), 3:00 p.m. (New York time) on the same Business Day Counterparty delivers its dispute notice to the Calculation Agent; and

(B)	if Counterparty provides the Calculation Agent with one or more Firm Bids from Eligible Bidders, the Final Price shall be highest of such Firm Bids for all of the Reference Amount of such Terminated Loan Obligation.

(c)	Calculation Agent. Notwithstanding the foregoing, the Calculation Agent shall be entitled to disregard or reject any Firm Bid provided by Counterparty from an Eligible Bidder in respect of any Terminated Loan Obligation if the Calculation Agent determines (acting in good faith and commercially reasonable manner) that such Firm Bid is inflated or not Bonafide, or if it reasonably believes that the Reference Loan Credit Agreement or other documentation requirements relating to such Terminated Loan Obligation, if applicable, do not permit the assignment of, and the sale of participation interest in, such Terminated Loan Obligation to the Eligible Bidder that submitted such Firm Bid. If the Calculation Agent exercises its rights under the immediately preceding sentence and disregards any Firm Bid in respect of the Terminated Loan Obligation and no other Firm Bids have been provided for such Terminated Loan Obligation, then the Calculation Agent shall re-determine the Final Price of such Terminated Loan Obligation, which shall be a price mutually agreed upon between the Calculation Agent and Counterparty, each, acting in good faith and in a commercially reasonable manner; provided, however, that if the Calculation Agent and Counterparty are unable to mutually agree on a Final Price for such Terminated Loan Obligation, then the Calculation Agent shall re-determine the Final Price and that Final Price shall be the Final Price of such Terminated Loan Obligation for all purposes of this Master Confirmation.

3

ANNEX III

Reference Loan Eligibility Requirements

1.	The "Reference Loan Individual Eligibility Requirements" as follows:

(a)	The following eligibility requirements shall apply to any Loan as of the date of inclusion of such Loan:

(i)	the Loan is a broadly syndicated Term Loan denominated in USD;

(ii)	the Loan is a Senior Secured First Lien Loan or a Senior Secured Second Lien Loan;

(iii)	the Loan constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Borrower, enforceable against such person in accordance with its terms;

(iv)	the Loan has an Initial Price as of the relevant Trade Date of not less than 70%;

(v)	the Transaction to which the Loan is a Reference Loan has a Reference Amount as of any date that does not exceed the lesser of (i) 7.5% of the total principal amount that is outstanding as of such date under the facility to which such Loan is part of and (ii) USD 35,000,000;

(vi)	the total principal amount of the loan facility of which the Loan is a part was at least equal to $400 million (or such lower amount as agreed from time to time between Counterparty and BNPP) on the closing date of such loan facility;

(vii)	the scheduled maturity date for the Loan is not more than 8 years;

(viii)	the Loan constitutes indebtedness for U.S. Federal income tax purposes;

(ix)	the borrower of the Loan is domiciled in or has its principal place of business in the United States of America or Canada;

(x)	the Loan has at least three Acceptable Pricing Sources; and

(xi)	unless otherwise agreed between BNPP and Counterparty the Loan trades on a Par/Near Par Trade Confirmation (or substantially similar) documentation and not on a Distressed Trade Confirmation (or substantially similar) documentation, in each case as published by the LSTA and as in effect on such Trade Date.

2.	The "Reference Loan Portfolio Eligibility Requirements" are as follows:

(a)	The aggregate of the Reference Amounts attributable to all Reference Loans that (i) have a credit rating that is less than (x) B-, in the case of S&P, or (y) B3, in the case of Moody's; or (ii) have not been assigned a credit rating by S&P or Moody's, in each case shall be less than 20% of Portfolio GMV (it being understood and agreed that if any Reference Loan has been assigned a credit rating by S&P and Moody's, then for purposes of determining whether such Reference Loan satisfies the requirement set out in clause (a), the lowest of the credit ratings assigned by S&P or Moody's shall apply).

(b)	The aggregate of the Notional Amounts attributable to all Reference Loans that (i) have a credit rating that is less than (x) B-, in the case of S&P, or (y) B3, in the case of Moody's; or (ii) have not been assigned a credit rating by S&P or Moody's, in each case shall be less than $50,000,000 (it being understood and agreed that if any Reference Loan has been assigned a credit rating by S&P and Moody's, then for purposes of determining whether such Reference Loan satisfies the requirement set out in clause (i), the lowest of the credit ratings assigned by S&P or Moody's shall apply).

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ANNEX IV

POSITION LEVEL MARGIN PERCENTAGE

The "Position Level Margin Percentage" for each Transaction subject to this Master Confirmation as of any date will be determined by the Valuation Agent and equal to the sum of the percentages set out in clauses (a) through (f) below that apply to such Transaction and the related Reference Loan as of such date.

(a)	Initial Price Margin Rate. If the Initial Price of the Reference Loan is greater than 90%, then the Initial Price Margin Rate shall be equal to 0%, otherwise the Initial Price Margin Rate for such Reference Loan shall be 5%.

(b)	Liquidity Margin Rate. If the Reference Loan has a Liquidity Score that is equal to three or more as of any date, then the Liquidity Margin Rate for such Reference Loan shall be equal to 0% on such date, otherwise the Liquidity Margin Rate shall be determined in accordance with the following:

(1)	if the Reference Loan is a Low Liquidity Loan as of any date, then Liquidity Margin Rate for such Reference Loan shall be equal to the Dynamic Low Liquidity Margin Rate in effect on such date; or

(2)	if the Reference Loan is a No Liquidity Loan as of any date, then the Liquidity Margin Rate for such Reference Loan shall be equal to the Dynamic No Liquidity Margin Rate in effect on such date.

(c)	Credit Rating Margin Rate. If the Reference Loan has a credit rating as of any date that is at least (x) B3 or higher, in the case of Moody's, or (y) B- or higher, in the case of S&P, then the Credit Rating Margin Rate for such Reference Loan on such date shall be equal to 0%, otherwise the Credit Rating Margin Rate for such Reference Loan on such date shall be equal to 10%; it being understood that if such Reference Loan has been assigned a credit rating by Moody's and S&P as of any date, then for purposes of determining the Credit Rating Margin Rate for such Reference Loan on such date, the lowest of the credit ratings assigned by Moody's and S&P shall apply.

(d)	Second Lien Margin Rate. If the Reference Loan is a Senior Secured Second Lien Loan, then the Second Lien Margin Rate shall be equal to 10%, otherwise the Second Lien Margin Rate for such Reference Loan shall be equal to 0%.

(e)	Reference Loan Position Margin Rate. If the Reference Amount of the Transaction subject to this Master Confirmation exceeds $25,000,000, the Reference Loan Position Margin Rate for the Reference Loan under such Transaction shall be equal to 10%, otherwise the Reference Loan Position Margin Rate for such Reference Loan shall be equal to 0%.

(f)	Ineligible New Asset Margin Rate. If an Exchange occurs with respect to the Reference Loan under any Transaction and all or any portion of the New Assets issued in connection therewith are Eligible New Assets on the relevant Exchange Date, then the Ineligible New Asset Margin Rate for the portion of such New Assets consisting of Eligible New Assets shall be equal to 0%, otherwise the Ineligible New Asset Margin Rate shall be determined in accordance with the following:

(1)	if all or any portion of the New Assets issued in connection with an Exchange are Ineligible New Assets (other than Ineligible New Assets that are Ineligible Senior Secured Term Loans) on the relevant Exchange Date, then the Ineligible New Asset Margin Rate for the portion of such New Assets consisting of Ineligible New Assets shall be equal to 100%; or

(2)	if all or any portion of the New Assets issued in connection with an Exchange are Ineligible Senior Secured Term Loans on the relevant Exchange Date, then the Ineligible New Asset Margin Rate for the portion of such New Assets consisting of Ineligible Senior Secured Term Loans shall be equal to a rate determined by BNPP in its commercially reasonable discretion.

For the avoidance of doubt, the Ineligible New Asset Margin Rate for any Reference Loan (or portion thereof) that has not been subject to an Exchange shall be equal to 0%.

Notwithstanding anything to the contrary in clauses (b) to (e) above, if any of the events above ceases to continue, then BNPP will Transfer to Counterparty the Posted Collateral allocable to the Liquidity Margin Rate, Credit Rating Margin Rate, Second Lien Margin Rate, Reference Loan Position Margin Rate or Ineligible New Asset Margin Rate, as applicable, .

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ANNEX V

PORTFOLIO CONCENTRATION MARGIN ADD-ONS

The portfolio concentration margin add-ons for bank loan positions depend on Portfolio GMV. The parties hereby agree that the portfolio concentration margin add-ons set forth in this Annex V will apply to each bank loan position subject to a Transaction under this Master Confirmation at all times after the Ramp-Up Period Expiration Date until the Facility Maturity Date. For the avoidance of doubt, the portfolio concentration margin add-ons will apply to each Transaction subject to this Master Confirmation starting on the Trade Date of such Transaction or, if later, on the Ramp-Up Period Expiration Date.

Notwithstanding anything to the contrary in clauses (a) to (c) below, if any of the events that has caused the Margin Add-On to exceed 0% ceases to continue, then BNPP shall Transfer to Counterparty the Posted Collateral allocable to such event.

(a)	Issuer Concentration Add-on. If the Issuer GMV is equal to or greater than 7.5% of the Portfolio GMV, the below margin add-ons apply.

Issuer GMV as a % of Portfolio GMV	Issuer GMV Base Rate	Add-On Margin Rate
>7.5% —15%	7.5%	10%
>15% - 20%	15%	15%
>20%	20%	100%

For the purpose of the foregoing, the margin add-on will apply only to the portion of the Notional Amount of the relevant bank loan positions representing the excess of the Issuer GMV as % of the Portfolio GMV over the applicable Issuer GMV Base Rate.

"Issuer GMV" means, as of any date, the aggregate of the Notional Amounts attributable to all Reference Loans issued by a single issuer as of such date.

(b)	Industry Concentration Add-on. If the Industry GMV is equal to or greater than 20% of the Portfolio GMV, the below margin add-ons apply.

Industry GMV as a % of Portfolio GMV	Industry GMV Base Rate	Add-On Margin Rate
>20% - 25%	20%	5%
>25% - 35%	25%	12.5%
>35% - 50%	35%	20%
>50% - 100%	50%	50%

For the purpose of the foregoing, the margin add-on will apply only to the portion of the Notional Amount of the relevant bank loan positions representing the excess of the Industry GMV as % of the Portfolio GMV over the applicable Industry GMV Base Rate.

"Industry Classification" means, in respect of a Reference Loan, the industry group classification as defined on Bloomberg under "INDUSTRY_GROUP", DS201.

"Industry GMV" means, as of any date, the aggregate of the Notional Amounts attributable to all Reference Loans that have the same Industry Classification as of such date.

(c)	Low Liquidity Portfolio Concentration Add-on. If the Low Liquidity GMV is greater than 0% of the Portfolio GMV, the below margin add-ons apply.

Low Liquidity GMV as a % of Portfolio GMV	Low Liquidity Base Rate	Margin Add-On
>0% - 10%	0%	Dynamic Low Liquidity Margin Rate

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>10%	10%	100%

For the purpose of the foregoing, the margin add-on above will apply only to the portion of the Notional Amount of bank loan positions that are Low Liquidity Loans representing the excess of the Low Liquidity GMV as % of the Portfolio GMV over the applicable Low Liquidity Base Rate.

"Low Liquidity GMV" means, as of any date, the aggregate of the Notional Amounts attributable to all Reference Loans that are Low Liquidity Loans as of such date.

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ANNEX VI

APPROVED BANKS

Bank of America/Merrill Lynch

Bank of Montreal

Bank of Nova Scotia

Barclays

BNP Paribas

Cantor Fitzgerald

Citigroup

Commerzbank AG

Credit Agricole S.A.

Deutsche Bank

Goldman Sachs

HSBC

Jefferies

JP Morgan

Keybanc

Macquarie Capital

Morgan Stanley

Natixis

NatWest Capital

Nomura International

 Oppenheimer & Co. Inc.

Royal Bank of Canada

Royal Bank of Scotland plc

Societe Generale

Suntrust

Toronto-Dominion Bank

UBS

Wells Fargo

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